DATED THIS 28TH DAY OF SEPTEMBER, 2001

BETWEEN

NU SKIN ENTERPRISES, INC.

AND

KIOW KIM YOON, FRANKIE

AND

DATO' MOHD NADZMI BIN MOHD SALLEH

SHAREHOLDERS AGREEMENT
(between shareholders of
NU SKIN MALAYSIA HOLDINGS SDN. BHD.)

KHAW & PARTNERS
ADVOCATES& SOLICITORS
KUALA LUMPUR

         THIS AGREEMENT is made this 28th day of September 2001

BETWEEN

NU SKIN ENTERPRISES, INC., (Registration No. 2659781), a company incorporated in the State of Delaware, United States of America and having its principal place of business at 75 West Center Street, Provo, Utah 84601, United States of America of the first part

AND

KIOW KIM YOON, FRANKIE (NRIC No. 570723-08-6077) (Former NRIC No. 5276427) of 27, Jalan Keruing, Kebun-Teh Park, Johor Baru of the second part.

AND

DATA' MOHD NADZMI BIN MOHD SALLEH (NRIC No. 540501-03-5293) of No. 36-1, Jalan PJU8/5B, Perdana Business Centre, Bandar Damansara Perdana, 47820 Petailing Jaya, Selangor Darul Ehsan of the third part.

WHEREAS:-

I.	NSMH

A)	NSMH is a private limited company incorporated in Malaysia on 3.7.2001.

B)	As at the date of this Agreement:-

i)	the authorised share capital of NSMH is RM5,000,000.00 (Ringgit Five Million) divided into:-

a) 2,500,000 (Two Million Five Hundred Thousand) NSMH Shares; and

b) 2,500,000 (Two Million FIve Hundred Thousand) ICPS;

ii)	the issued and paid up share capital of NSMH is RM2,500,002.00 (Ringgit Two Million Five Hundred Thousand and Two) divided into 2 (Two) NSMH Shares and 2,500,000 (Two Million FIve Hundred) ICPS, all of which are held by NSE, a public listed company whose shares are publicly traded on the New York Stock Exchange;

iii)	the directors of NSMH all being NSE's representatives are the following persons:- a) BLAKE M. RONEY; b) STEVEN J. LUND; c) WANG SUI SANG; and

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d) FONG AH KOK; and

		iv)	NSMH is currently not carrying on any other business except for its holding of NSMY Shares.

II.	NSMY

	A)	NSMY, a wholly owned subsidiary of NSMH, is a private limited company incorporated in Malaysia on 19.9.1996.

	B)	As at the date of this Agreement:-

		i)	the authorised share capital of NSMY is RM5,000,000.00 (Ringgit Five Million) divided into 5,000,000 (Five Million) NSMY Shares;

		ii)	the issued and paid up share capital of NSMY is RM2.500,002.00 (Ringgit Two Million Five Hundred Thousand and Two) divided into 2,500,002 (Two Million Five Hundred Thousand and Two) NSMY Shares held by NSMH; and

		iii)	the directors of NSMY all being NSE's representatives are the following persons:- a) BLAKE M. RONEY; b) STEVEN J. LUND; c) KHAW YEW-MEI; and d) FONG AH KOK.

C)	By its letter dated 12th September 2001 bearing reference KPDN (DN) (JL) 8/6/1-935 Jld 5(3) to NSMY, the Controller of Direct Sales of the MDTCA approved NSMY's application for a DS Licence for a duration of 1 (One) year subject, among others, to the condition that it ensures that at least 40% (Forty Percent) of the shares in NSMY are held by Bumiputera.

D)	The DS Licence was issued to NSMY on 18th September 2001 and NSMY will commence a multi level direct sales business on 6th November 2001.

III.         RESTRUCTURE OF NSMH

A)	To fulfill, among others, the equity condition in the DS Approval, NSE is willing to restructure NSMH (as the holding company of NSMY) and to divest, in the manner described in Recitals III(C) to III(E), its right to 70% (Seventy percent) of its effective equity shareholdings in NSMY to Malaysians, including 40% (Forty percent) thereof to Bumiputera Malaysians.

B)	NSE has entered into the SPA(FK) and SPA(Nadzmi) to divest to FRANKIE and DATO’ NADZMI respectively, its rights to FK’s Block and Nadzmi’s Block.

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C)	NSE is currently in discussions with LEMBAGA TABUNG ANGKATAN TENTERA with a view to its being the Malaysian Bumiputera investor to whom NSE will divest its rights to the 20% Block.

D)	FRANKIE and DATO’ NADZMI agree that following NSE's divestment of its rights to the 20% Block to LEMBAGA TABUNG ANGKATAN TENTERA and/or the Other Bumiputera Investors, the respective equity interests of FRANKIE and DATO' NADZMI in the enlarged share capital of NSMH will be diluted accordingly.

E)	As currently envisaged, NSMH's equity restructuring exercise require NSE:-

i)	to convert 1,999,999 (One Million Nine Hundred Ninety Nine Thousand Nine Hundred and Ninety Nine) ICPS into 1,999,999 (One Million Nine Hundred Ninety Nine Thousand Nine Hundred and Ninety Nine) NSMH Shares;

ii)	to complete in accordance with the provisions of the SPA(FK) and SPA(Nadzmi), the sale by NSE to FRANKIE and DATO’ NADZMI respectively of FK’s Block and Nadzmi’s Block.

iii)	following the fulfillment of all of the conditions precedent under the SPA (OBI) for sale of the 20% Black to the Other Bumiputera Investor:-

a)	to convert the remaining 500,001 (Five Hundred and One) ICPS held by NSE in NSMH into 500,001 (Five Hundred and One) NSMH Shares; and

b)	to complete in accordance with the provisions of the SPA(OBI), the sale by NSE to the Other Bumiputera Investor of the 20% Block.

IV.         SHAREHOLDERS AGREEMENT

         The PARTIES are desirous of:-

A)	regulating the relationship between them as holders of NSMH Shares following the completion of the sale and purchase of NSMH Shares under the SPA(FK) and SPA(Nadzmi); and

B)	making provision for the management and operations of NSMH and NSMY and the conduct of NSMH’s and NSMY’s affairs.

        NOW THEREFORE in consideration of the mutual agreements herein contained each of the PARTIES HEREBY AGREES with the other PARTIES as follows:-

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1.	DEFINITIONS & INTERPRETATION

1.1.	Definitions

In this Agreement, unless the context otherwise requires, the following expressions shall have the meanings set forth opposite such expressions:-

"Affiliate"	:	with respect to any specified person, any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or under common control with, such specified person

"Annual Business Plan"	:	NSMY's annual business plan as adopted by NSMY for a financial year of NSMY

"Auditors"	:	PricewaterhouseCoopers or such other major international accounting firm as may be appointed by (as applicable) NSMH Members and NSMH from time to time as the auditors of (as applicable) NSMH and NSMY

"Board"	:	the Board of Directors of (as applicable) NSMH and NSMY

"Call Notice"	:	a notice served by NSE pursuant to Clause 7.2

"Call Option"	:	the option granted by each of FRANKIE and DATO' NADZMI to NSE pursuant to Clause 7.1

"Certified Value"	:	the value of a NSMH Share, as valued/calculated and certified by the Valuers (acting as experts and not as arbitrators) using a multiple of 5 (Five) times of NSMY’s net earnings per share (determined in accordance with Generally Accepted Accounting Principles) for the preceding 12 (Twelve) months

"Cos Act"	:	the Companies Act 1965 and all subsidiary legislation and all amendments thereto in force from time to time

"Dato' Nadzmi"	:	DATO' MOHD NADZMI BIN MOHD SALLEH (NRIC No. 540501-03-5293) of No. 36-1, Jalan PJU8/5B, Perdana Business Centre, Bandar Damansara Perdana, 47820 Petaling Jaya, Selangor Darul Ehsan
"Deductibles"	:	the aggregate of:-

i)	any indebtedness then due, owing and/or payable by (as applicable) FRANKIE or DATO' NADZMI to NSE; and
ii)	the aggregate of such portion of the purchase price payable by (as applicable) FRANKIE or DATO’ NADZMI for any NSMH Shares purchased by him from NSE and interest accrued on such portion the right to the payment whereof shall have been waived or forgiven by NSE

"Defaulting Party"	:	the PARTY referred to in Clauses 15.1.1 to 15.1.7

"Director"	:	a director of (as applicable) NSMH and NSMY

"DS Act"	:	Direct Sales Act 1993 and all subsidiary legislation (including the Direct Sales Regulations 1993) and all amendments thereto in force from time to time

"DS' Approval"	:	the approval of MDTCA described in Recital II(C)

"DS Business"	:	multi-level direct sale/marketing business of the Products

"DS Licence"	:	the multi-level direct sales licence No. AJL 931384 issued on 18th September 2001 to NSMY pursuant to the DS Act

"Effective Clauses"	:	Clauses 1, 2, 16.2, 17, 18, 20 and 22 to 33

"Encumberance"	:	a lien, pledge, charge, mortgage, assignment or other encumbrance or security interest

"Event of Default"	:	any of the events described in Clauses 15.1.1 to 15.1.7

"Financial Year"	:	a financial period of 12 (Twelve) months ending on 31st December of each calendar year in respect of which the accounts of (as applicable) NSMH and NSMY will be made up and audited

"Fixed Value"	:	in relation to a NSMH Share, whichever shall be the HIGHER of:-

i)	the Minimum Amount divided by the total number of NSMH Shares held by the proposed transferor; and
ii)	the remainder of such amount as shall be the LOWER of the following values after deducting the Deductibles from such amount:-
a)    the Certified Value; and
b) the price offered to the proposed transferor by a bona fide third party purchaser.

"FK's Black"	:	750,000 (Seven Hundred Fifty Thousand) NSMH Shares to be acquired by FRANKIE pursuant to the SPA(FK)

"force majeure" or "vis major"	:	acts of God, strikes, lockout, war, blockades, revolutions, fire, riots, insurrections, civil commotions, lightning, fire, storm, floods, earthquakes, explosions, embargoes, government restraint or regulation and any other cause whether of the kind specifically hereinbefore referred to or otherwise which is not reasonably within the control of the PARTY thereby affected

"FRANKIE"	:	KIOW KIM YOON, FRANKIE (NRIC No. 570723-08-6077) (former NRIC No. 5276427) of 27, Jalan Keruing, Kebun-Teh Park, Johor Baru, Johor

"ICPS"	:	an irredeemable convertible non voting preference share having a par value of RM1.00 (Ringgit One) in NSMH

"Inter-co Agreement"	:	an agreement, arrangement and/or transaction entered into by (as applicable) NSMH or NSMY with NSE and/or its Affiliates, including but not limited to the agreements referred to in Clause 13.11.2 and all amendments and modifications thereto as may be agreed upon in writing between the parties to such agreement, arrangement or transaction

"Key Issue (Board)"	:	any of the matters described in Clause 9.5

"Key Issue (Members)"	:	any of the matters described in Clause 11

"laws"	:	statutes, ordinances, enactments, by-laws, rules, regulation, regulatory requirements, directives, policies guidelines, orders, instruments and the like of government, semi or quasi governmental department, agency committed or body and the like whether or not having the force of law

"M&A"	:	(as applicable) NSMH's and NSMY's Memorandum and Articles of Association

"MD"	:	the managing director of (as applicable) NSMH and NSMY from time to time

"MDTCA"	:	MINISTRY OF DOMESTIC TRADE & CONSUMER AFFAIRS, Malaysia

"MDTCA Approval"	:	the approval of MDTCA to the sale and purchase of direct and indirect equity interest in NSMY

"Minimum Amount"	:	the total of the average price paid/payable by (as applicable) FRANKIE or DATO’ NADZMI for each NSMH Share acquired by them from NSE multiplied by the total NSMH Shares then held by (as applicable) FRANKIE or DATO’ NADZMI LESS the Deductibles

"Nadzmi's Block"	:	500,001 (Five Hundred and One) NSMH Shares to be acquired by DATO' NADZMI pursuant to the SPA(Nadzmi)

"Non-Defaulter"	:	a PARTY who is not the Defaulting Party

"NSE"	:	NU SKIN ENTERPRISES, INC. above described and includes its Affiliates

"NSI"	:	NU SKIN INTERNATIONAL, INC., a company incorporated in the State of Delaware, United States of America and having its principal place of business at 75 West Center Street, Provo, Utah 84601, United States of America

"NSI Confidential Information"	:	any and all information that is unique, proprietary or competitively sensitive to the business of NSI and/or any Affiliate of NSI which NSMY may obtained knowledge of or access to in connection with its relationship with NSI and its Affiliates and the transactions contemplated by the Inter-co Agreements, including, but not limited to, information relating to the Products, the NSI Independent Distributors, NSI’s compensation or commission systems or schemes, pricing methods, historical, current and projected financial information, marketing information, and any and all information, technical data and know how related to any aspect of NSI’s or any of its Affiliates’ business or technology including data, know how, formulae, designs, drawings, proposals, specifications, and the terms of the Inter-co Agreements

"NSI Independent Distributor"	:	a person authorised by contract with NSI to distribute, as an independent contractor, the Products in accordance with the terms of such distributor contract

"NSMY"	:	NU SKIN (MALAYSIA) SDN. BHD. (Company No. 402787-V), a company incorporated in Malaysia under the Companies Act 1965 and having its registered address at c/o 6th Floor, Menara Boustead, No. 69, Jalan Raja Chulan, 50200 Kuala Lumpur

"NSMY Confidential Information"	:	any and all information that is unique, proprietary or competitively sensitive to the business of NSMY but specifically excluding the NSI Confidential Information

"NSMH"	:	NU SKIN MALAYSIA HOLDINGS SDN. BHD. (Company No. 552189-P), a company incorporated in Malaysia under the Companies Act 1965 and having its registered address at c/o 6th Floor, Menara Boustead, No. 69, Jalan Raja Chulan, 50200 Kuala Lumpur

"NSMH Member"	:	a holder of NSMH Shares registered in NSMH's Register of Members

"NSMH Share"	:	an ordinary share having a par value of RM1.00 (Ringgit One) in NSMH

"NSMY Share"	:	an ordinary share having a par value of RM 1.00 (Ringgit One) in NSMY

"Offer"	:	an offer to sell the Subject Shares made pursuant to Clause 6.3

"Offeree"	:	the NSMH Member to whom the Offer is made

"Offeror"	:	the NSMH Member whose NSMH Shares are subject to an Offer

"Offer Period"	:	30 (Thirty) days from the Offeree's receipt of the Offer in writing

"Other Bumiputera Investor"	:	such prospective Malaysian Bumiputera investor(s) (other than Dato’ Nadzmi) as is identified by and as is acceptable to the VENDOR to acquire the 20% Block

"PARTIES"	:	NSE, FRANKIE and DATO NADZMI and includes any person, firm or company who delivers a Shareholder's Undertaking

"PARTY"	:	any of the Parties

"Products"	:	such products bearing trade marks or trade names belonging to NSI or NSE and/or its Affiliates (whether manufactured and/or sourced by or on behalf of NSI or NSE and/or its Affiliates) as are made available for sale by NSE’s Affiliate, NU SKIN ENTERPRISES HONG KONG, INC. with NSI’s or NSE’s consent pursuant to the Distribution Agreement referred to in Clause 13.11.2(iii)

"Related Co"	:	a related company within the meaning assigned to such expression by Section 6 of the Cos Act

"Ringgit and "RM"	:	the lawful currency of Malaysia

"Said Business"	:	the business of multi-level direct selling/ marketing of the Products in Malaysia

"Shareholder's Undertakings"	:	the undertakings substantially in the terms set forth in "Annexure 1"

"Shareholding Proportions"	:	the respective proportions (including those set forth in Clause 4.3) in which NSMH's total issued capital for the time being is held by the PARTIES from time to time

"SPA (FK)"	:	the sale and purchase agreement for the sale by NSE and the purchase by FRANKIE of FK’s Block and includes such variations and modifications thereto as may be agreed upon in writing between the parties thereto

"SPA (Nadzmi)"	:	the sale and purchase agreement for the sale by NSE and the purchase by DATO’ NADZMI of Nadzmi’s Block and includes such variations and modifications thereto as may be agreed upon in writing between the parties thereto

"SPA (OBI)"	:	the sale and purchase agreement for the sale by NSE and the purchase by the Other Bumiputera Investor of the 20% Block and includes such variations and modifications thereto as may be agreed upon in writing between the parties thereto

"Subject Shares"	:	NSMH Shares subject of an Offer

"Subsidiary"	:	a subsidiary within the meaning assigned to such expression by Section 5 of the Cos Act

"20% Block"	:	500,001 (Five Hundred Thousand and One) NSMH Shares or such other number of Ordinary NSMH Shares as is equivalent to 20% (Twenty Percent) of NSMH’s enlarged issued share capital following the shares conversion referred to in Recital III(E)(iii)(a)

"3rd Party Purchaser"	:	a person, firm or company who:-

i)	is not a PARTY and who agrees to purchase or to subscribe for NSMH Shares; and

ii)	agrees to deliver Shareholder’s Undertaking to and is consented to (such consent not to be unreasonably withheld) by such of the PARTIES as shall remain NSMH Members subsequent to the aforesaid person's, firm's or company's purchase of or subscription for NSMH Shares

"Valuers"	:	such international accounting firm (but excluding the Auditors unless otherwise agreed between the Offeror and Offeree) as may be agreed upon between the Offeror and Offeree or, failing agreement, an international accounting firm (not being the auditor or accountant of either the Offeror or the Offeree) as may be recommended by the Auditors

"VALUERs' Certificate"	:	the certificate of the Valuers as to the Certified Value issued pursuant to Clause 6.4

1.2	Interpretation

1.2.1	The Annexures hereto shall be taken, read and construed as essential parts of this Agreement. The headings in this Agreement are inserted for convenience of reference only and shall not be taken, read and construed as essential parts of this Agreement.

1.2.2	All references to Annexures, Recitals and Clauses are to be construed as references to the annexures, recitals and clauses of this Agreement. All references to provisions of statutes include such provisions as modified, re-certified or re-enacted. All references to this Agreement include this Agreement as amended or modified from time to time by written agreement between the Parties. All references to a natural person shall include such person’s heirs, personal representatives, successors-in-title and permitted assigns. All references to a company shall include such company’s successors-in-title and permitted assigns.

1.2.3	Except where the context otherwise requires, words applicable to natural persons include any body of persons, company, corporation, firm or partnership corporate or incorporate and vice versa; words importing the masculine gender shall include the feminine and neuter genders and vice versa; words importing the singular number shall include the plural number and vice versa.

1.2.4	Where two or more persons or parties are included or comprised in any expression, agreements, covenants, terms, stipulations and undertakings expressed to be made by or on the part of such persons shall, unless otherwise provided herein, be deemed to be made by and be binding upon such persons jointly and severally.

1.2.5	In computing time for the purposes of this Agreement, unless the contrary intention appears, a period of days from the happening of an event or the doing of any act or thing shall be deemed to be exclusive of the day on which the event happens or the act or thing is done and if the last day of the period is a weekly or public holiday, the period shall include the next following day which is not a weekly or public holiday.

2.         CONDITIONAL AGREEMENT

2.1         Conditions Precedent

             The provisions of this Agreement (save for the Effective Clauses) are conditional upon:-

2.1.1	the completion under and in accordance with the provisions of the SPA(FK) of the sale and purchase of FK’s Block and the entry in NSMH’s Register of Members of FRANKIE as the holder of FK’s Block; and

2.1.2	the completion under and in accordance with the provisions of the SPA(Nadzmi) of the sale and purchase of Nadzmi’s Block and the entry in NSMH’s Register of Members of DATO’ NADZMI as the holder of Nadzmi’s 1st Block.

2.2          Non-fulfillment of Condition Precedent

If the SPA(FK) and/or the SPA(Nadzmi) are/is terminated in accordance with the provisions of (as applicable) SPA(FK) or SPA(Nadzmi), this Agreement shall be deemed to be of no further effect and the respective obligations of the PARTIES hereunder shall wholly cease and no PARTY shall have any claim hereunder against any other PARTY save and except in respect of any antecedent breach of the Effective Clauses.

3.          OBJECTIVES, NSMH’s & NSMY’s M&A AND NSMH’s & NSMY’s Name

3.1         Objectives

3.1.1	Unless otherwise agreed upon in writing between the PARTIES:-

i)	NSMH shall continue to carry on business as an investment holding company; and

ii)	NSMY shall carry on business as a multi-level direct selling/ marketing company selling, marketing, distributing and supplying the Products in Malaysia only.

3.1.2	The PARTIES shall cause NSMY to use its best endeavours to promote, sell, market, distribute and supply the Products in Malaysia.

3.1.3	Each of the PARTIES shall provide and render to NSMH and NSMY all such support and assistance as may be necessary and as such PARTY shall be capable of providing. Save in respect of the charges, licencee fees and/or royalty payable by NSMY under the Inter-co Agreements, no charges shall be payable by NSMH and/or NSMY for the support and assistance rendered by such PARTIES unless such charges shall have been agreed upon in advance in writing between the PARTIES and also by (as applicable) NSMH and NSMY.

To enable the PARTIES and (as applicable) NSMH and NSMY to evaluate any proposed charges, the PARTY providing the support or assistance shall furnish to the other PARTIES and (as applicable) NSMH and NSMY, full details of the relevant support and assistance and its cost relating thereto.

3.1.4	Without derogating from its obligations under Clause 3.1.3, DATO’ NADZMI shall use his best endeavours to assist NSMY inter alia in liaising and dealing with MDTCA on all matters relating to the DS Licence (including the renewal of such licence) and with all governmental and quasi-governmental authorities and bodies in Malaysia.

3.2          M&A of NSMH & NSMY

3.2.1	The PARTIES shall cause NSMH and NSMY to adopt memorandum and articles of association which reflect the provisions of this Agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the M&A of (as applicable) NSMH or NSMY, the provisions of this Agreement shall prevail and the PARTIES shall cause (as applicable) NSMH or NSMY to alter, with all due speed, the M&A of (as applicable) NSMH or NSMY so as to remove the conflict.

3.2         NSMH’s & NSMY’s Name

3.2.1	The PARTIES acknowledge that NSI and/or its Related Co is the proprietor of the name “NU SKIN”. Accordingly, NSE (being a Related Co to NSI) shall be entitled, by written notice to (as applicable) NSMH or NSMY, to require the exclusion of the name “NU SKIN” from (as applicable) NSMH’s or NSMY’s corporate name if NSE ceases to hold any NSMH Shares (whether directly or indirectly).

3.2.2	Upon the receipt by (as applicable) NSMH or NSMY of the written notice referred to in Clause 3.3.1, the PARTIES or such of them as continue to be members of NSMH shall cause (as applicable) NSMH or NSMY:-

i)	promptly to do all acts and things to change its corporate name so as to exclude the name "NU SKIN" from (as applicable) NSMH's or NSMY's name; and

ii)	to cease thereafter (save as required by statute as to the use by (as applicable) NSMH or NSMY of its former name for such time as may be statutorily specified) to use in any manner whatsoever, the name “NU SKIN” as (as applicable) NSMH’s or NSMY’s corporate name.

4.         SHARE CAPITAL OF NSMH & NSMY

4.1         Authorised Capital

              Subject to Clause 4.4:-

4.1.1	the authorised share capital of NSMH shall be RM5,000,000.00 (Ringgit Five Million) divided into divided into 2,500,000 (Two Million and Five Hundred Thousand) NSMH Shares and 2,500,000 (Two Million and Five Hundred Thousand) ICPS; and

4.1.2	the authorised share capital of NSMY shall be RM5,000,000.00 (Ringgit Five Million) divided into divided into 5,000,000 (Five Million) NSMY Shares.

4.2          Issued and Paid Up Capital

             Subject to Clause 4.4:-

4.2.1	the initial issued and paid up share capital of NSMH [following completion of the SPA(FK) and the SPA(Nadzmi)] shall be RM2,500,000.00 (Ringgit Two Million and Five Hundred Thousand) divided into 500,001 (Five Hundred Thousand and One) ICPS and 2,000,001 (Two Million and One) NSMH Shares;

4.2.2	the issued and paid up share capital of NSMH following completion of the SPA(OBI) shall be RM2,500,002.00 (Ringgit Two Million Five Hundred Thousand and Two) divided into 2,500,002 (Two Million Five Hundred Thousand and Two) NSMH Shares; and

4.2.3	unless required by the DS Act or the DS Guidelines, the issued and paid up share capital of NSMY shall be RM2,500,002.00 (Ringgit Two Million Five Hundred Thousand and Two) divided into 2,500,002 (Two Million Five Hundred Thousand and Two) NSMY Shares.

4.3         Shareholding Proportions

4.3.1	Subject to Clause 4.4, the issued share capital of NSMH following completion of the SPA(FK) and the SPA(Nadzmi) shall be held by the PARTIES in the amounts and proportions set forth in columns (2) and (3) below opposite the respective names of the PARTIES set forth in column (1) below:-

(1)	(2)	(3)
Name of PARTY	Number of NSMH Shares	Percentage

i) NSE	750,000	37.5%
ii) FRANKIE	750,000	25.0%
iii) DATO' NADZMI	500,001	37.5%

TOTAL	2,000,001	100.0%
	––––––––––	––––––––––

4.3.2	Subject to Clause 4.4, the issued share capital of NSMH following completion of the SPA(OBI) shall be held by the PARTIES in the amounts and proportions set forth in columns (2) and (3) below opposite the respective names of the PARTIES set forth in column (1) below:-

(1)	(2)	(3)
Name of PARTY	Number of NSMH Shares	Percentage

i) NSE	750,000	30.0%
ii) FRANKIE	750,000	30.0%
iii) DATO' NADZMI	500,001	20.0%
iv) Other Bumiputera Investor	500,001	20.0%

TOTAL	2,500,002	100.0%
	––––––––––	––––––––––

4.3.3	Unless the PARTIES otherwise agrees in writing or pursuant to the provisions of this Agreement, all of the issued share capital of NSMY from time to time shall be held by NSMH.

4.4          Increases of authorised & issued capital

4.4.1	for the purposes of completion of the SPA(OBI), each of FRANKIE and DATO’ NADZMI hereby acknowledges and agrees, to the following and undertakes to use his best endeavours to cause NSMH and NSMY to effect the same:-

i)	the conversion by NSE of 500,001 (Five Hundred Thousand and One) ICPS held by it into 500,001 (Five Hundred Thousand and One) NSMH Shares; and

ii)	upon such conversion the issue at NSE’s request made of NSMH directly to the Other Bumiputera Investor of 500,001 (Five Hundred Thousand and One) NSMH Shares constituting the 20% Block.

4.4.2	Any increases of the authorised or issued and paid-up capital of NSMH and/or NSMY in addition to the current (as applicable) authorised or issued and paid up capital referred to in (as applicable) Clause 4.1 or 4.2 or 4.4.1 shall only be made in accordance with the provisions of Clause 11.1.

5.          ISSUE OF NSMH SHARES

5.1          Offers of NSMH Shares

5.1.1	Each of FRANKIE and DATO' NADZMI:-

i)	confirm and acknowledges his awareness that, in view of the equity restrictions imposed by the MDTCA under the DS Guidelines on foreign participation, NSE is willing to limit, for the time being, its equity shareholding in NSMH at 30% (Thirty Percent);

ii)	agrees that if foreign equity participation in NSMH/NSMY exceeding 30% (Thirty Percent) is permitted by the MDTCA, NSE shall be entitled to subscribe for such number of additional NSMH Shares at the Certified Value as will, together with NSMH Shares then held by NSE, not exceed the maximum foreign equity shareholding permitted in NSMH; and

iii)	undertakes to cause NSMH to allot and issue such additional NSMH Shares to NSE for cash payable upon allotment.

5.1.2	Subject to Clause 4.4.1 and 5.1.1, NSMH shall not issue any unissued NSMH Shares or any new NSMH Shares from time to time created in the capital of NSMH (in accordance with the provisions of this Agreement) without first offering the new NSMH Shares to NSMH Members in proportion to their Shareholding Proportions.

5.1.3	Unless the PARTIES otherwise agree in writing (including the terms of issue therefor), NSMY shall not issue any unissued NSMY Shares or any new NSMY Shares from time to time created in the capital of NSMY (in accordance with the provisions of this Agreement) other than to NSMH.

5.2          Offer of unsubscribed shares

Notwithstanding the provisions of Clauses 4.4.2, 5.1.1 and 5.1.2, if any NSMH Member fails to subscribe and pay in full for any of the NSMH Shares offered to it on or before the date specified by NSMH’s Board for such subscription and payment, NSMH’s Board shall be at liberty to offer the unsubscribed or unpaid NSMH Shares to the other NSMH Member (or, if there is more than 1 (One) NSMH Member, in the proportions which the NSMH Shares then held by these other NSMH Members bear to each other) for acceptance within such time as may be stipulated by NSMH’s Board.

6.         RESTRICTIONS ON DEALINGS WITH NSMH SHARES

6.1         Restrictions on transfers & Encumbrances

6.1.1	NSE shall be entitled (without any approval or consent of the other PARTIES):-

i)	to sell, transfer, assign or dispose its NSMH Shares to any party subject to its delivery of Shareholder’s Undertaking so long as NSE’s and its Affiliate’s total equity interests direct and indirect in NSMH subsequent to such sale, transfer, assignment or disposal will not be less than 10% (Ten Percent) of NSMH’s total issued share capital; and
ii)	to create Encumbrances in any manner whatsoever over the NSMH Shares held by it in favour of any party.

6.1.2	Each of FRANKIE and DATO’ NADZMI shall be entitled (without the approval or consent of, as applicable, DATO’ NADZMI or FRANKIE):-

i)	to sell whether pursuant to the Call Option or otherwise, NSMH Shares to NSE or its Affiliates or a party nominated by NSE; and

ii)	to create in favour of NSE or its Affiliates, Encumbrances over the NSMH Shares held by him.

6.1.3	Save as provided in Clauses 6.1.1 and 6.1.2, no PARTY shall directly or indirectly, sell, transfer, assign, dispose of or create any Encumbrance over its NSMH Shares except in accordance with Clauses 6.2 to 6.10:-

i)	with the prior written consent of the other PARTIES; or

ii)	in accordance with the provisions of this Clause 6.

6.1.4	For the purposes of Clause 6.1.3, a change in the control (whether at board/management or at shareholders level) of a NSMH Member being a body corporate shall be deemed to be a sale or transfer of such NSMH Member’s NSMH Shares.

6.1.5	Notwithstanding the provisions thereof, the provisions of Clause 6.1.4 shall not apply to NSE or any Affiliate of NSE or a transferee of NSMH Shares transferred by NSE or its Affiliate.

6.2          Right of First Offer

6.2.1	A NSMH Member other than NSE who wishes to sell, transfer, assign or otherwise dispose of its NSMH Shares shall first make an offer in writing to sell such NSMH Shares to NSE at a price not exceeding the Fixed Value.

6.2.2	Such offer shall remain open for acceptance for at least 30 (Thirty) days from the date of NSE’s receipt of the written offer and NSE shall be entitled to nominate its Affiliate and/or third party/parties to acquire the NSMH Shares from such NSMH Member as shall be the offeror.

6.3          Subsequent Offer

Subject to Clauses 6.1.1, 6.1.2 and 6.2, a NSMH Member who wishes to sell, transfer, assign or otherwise dispose of its NSMH Shares shall first make simultaneous offers in writing to sell the Subject Shares to the other NSMH Member(s) (including NSE) (and if there are more than 1 (One) other NSMH Member, in the proportions in which the NSMH Shares held by them bear to each other as at the date of the Offer).

The price payable for the NSMH Shares shall be agreed upon between the Offeror and the Offeree concerned within a period of 30 (Thirty) days from the Offeree's receipt of the Offer or, failing agreement, the Fixed Value of the NSMH Shares if it is acceptable to the Offeror. If the Fixed Value is not acceptable to the Offeror, the Offeree shall have the right to terminate any Offer or agreement constituted by the Offer as set forth below and elect to continue to hold the NSMH Shares rather than to sell the NSMH Shares.

Each Offer shall be deemed to be made upon terms that the Offeror shall be entitled:-

6.3.1	to revoke (in accordance with Clause 6.4) an Offer remaining unaccepted or (if applicable) to terminate the agreement constituted by the Offer and any acceptance thereof if the Fixed Value of the Subject Shares comprised in any of the simultaneous Offers is unacceptable to the Offeror who so notifies an Offeree pursuant to Clause 6.4; and

6.3.2	to terminate, pursuant to Clauses 6.6 and 6.7, the agreement constituted by the Offer and the acceptance thereof if all of the Subject Shares comprised in the simultaneous Offers made are not sold as a result of:-

i)	the non-acceptance of any Offer;

ii)	if applicable, the absence of MDTCA's Approval required for the sale of the Subject Shares accepted by an Offeree; or

iii)	the Offeree's failure to complete its purchase of the Subject Shares concerned.

An Offeror who revokes an Offer or terminates an agreement constituted by an Offer and any acceptance thereof pursuant to (as applicable) Clauses 6.4, 6.6 or 6.7) shall continue to hold the NSMH Shares comprised in such Offer and may not sell them unless he/it first offers them to the other NSMH Members.

6.4         Valuation

6.4.1	If the Offeror and the Offeree fail to agree within a period of 30 (Thirty) days from the Offeree's receipt of the Offer on a mutually acceptable price for the Subject Shares they shall appoint the Valuers to determine and certify the Certified Value of the Subject Shares as at the date of the Offer and to issue the Valuer's Certificate to the Offeror and the Offeree concerned.

6.4.2	The cost and expense of a valuation of the Subject Shares shall be borne by the Offeror and the Offeree in equal shares.

6.4.3	If the Certified Value is not acceptable to the Offeror, the Offeror shall be entitled, by written notice to such effect served upon the Offeree(s) concerned within 7 (Seven) days from the Offeror's receipt of the Valuer's Certificate:-

i)	to revoke all or any Offers then remaining unaccepted; and

ii)	to terminate all or any of the agreements constituted by an Offer and an acceptance of it.

6.5         Acceptance of Offer

6.5.1	An acceptance of an Offer (which has not been revoked pursuant to Clause 6.4) shall be in writing served on the Offeror within 30 (Thirty) days from the date of the Offeree's receipt of (as applicable):-

i)	the Offer if the price for the Subject Shares is mutually agreed upon; or

ii)	the Valuer's Certificate as to the Certified Value of the Subject Shares concerned.

6.5.2	In the absence of an acceptance served as aforesaid by the Offeree concerned, the Offer made to such Offeree shall be deemed to be rejected by such Offeree.

6.5.3	An acceptance shall relate to ALL (and not some only) of the Subject Shares comprised in the Offer and shall be made or deemed to be made subject to the grant of, if applicable, MTDCA’s Approval to the sale by the Offeror of the NSMH Shares accepted.

6.6         Partial acceptances & further offers

6.6.1	If any of the Subject Shares comprised in the simultaneous Offers (available for acceptance) are NOT accepted pursuant to Clause 6.5, the Offeror shall make simultaneous offers to sell such Subject Shares to the Offeree(s) who shall have accepted the Offers made to them (and, if there are more than 1 (One) of such Offerees, in the proportions which the nominal value of the NSMH Shares held by them bear to each other) and at the same price per Subject Share as that applicable to the Subject Shares already accepted by the Offeree concerned.

6.6.2	An acceptance of an offer made pursuant to this Clause 6.6 shall be in writing and served on the Offeror within 14 (Fourteen) days from the Offeree's receipt of such offer. In the absence of an acceptance served as aforesaid by the Offeree concerned, the offer made to such Offeree shall be deemed to be rejected by such Offeree.

6.6.3	If any of the Subject Shares comprised in the simultaneous Offers (available for acceptance) remain unsold following upon offers made pursuant to this Clause 6.6, further offers of such Subject Shares shall be made in accordance with this Clause 6.6 by the Offeror to such Offerees as shall have accepted the offers made pursuant to this Clause 6.6.

6.6.4	If any Subject Shares remain unsold following upon such further offers, the Offeror shall be entitled, at its option, by notice served on all the Offerees within 14 (Fourteen) days from the date of the Offeror's receipt of the last of the notices served by the Offerees pursuant to this Clause 6.6:-

i)	to terminate the agreements for the sale and purchase of such of the Subject Shares as are accepted AND to continue to hold all or any of the Subject Shares held by the Offeror; or

ii)	to proceed with the sale of the Subject Shares as are accepted AND to continue to hold all or any of the Subject Shares which were not accepted.

6.7         Completion by PARTIES concerned

6.7.1	Subject to the grant of the MDTCA’s Approval therefor and any termination by the Offeror pursuant to Clauses 6.4 or 6.6 of the sale and purchase agreements for the Subject Shares sold, the sale and transfer of such of the NSMH Shares as are accepted (whether upon Offers made pursuant to Clause 6.3 or further offers made pursuant to Clause 6.6) shall be completed simultaneously at NSMH's registered office (or such other place at the Offeror and Offeree may agree in writing).

Completion shall take place upon the expiry of whichever is applicable of the following periods each commencing from the date of the Offeror's receipt of the notices of acceptance (or the last of them) served pursuant to (as applicable) Clauses 6.5 or 6.6:-

i)	if no MTDCA's Approval is required, a period of 30 (Thirty) days; or

ii)	if MTDCA's Approval is required by the Offeror, a period of 90 (Ninety) days.

6.7.2	If the sale and transfer of any of the Subject Shares are not completed as a result of the absence of MTDCA’s Approval, the Offeror shall be entitled at its option by notice served on all Offerees:-

i)	to terminate the agreements for the sale and purchase of such of the Subject Shares comprised in Offers as are accepted and capable of being completed
AND
to continue to hold, all or any of the NSMH Shares held by the Offeror; or
ii)	to proceed to complete the sale of the Subject Shares as are capable of being completed AND to continue to hold, all or any of the Subject Shares the sale and purchase whereof cannot be completed.

6.8          Completion by NSMH as agent of Offeror

If an Offeror (being bound to do so) fails to complete the sale of such Offeror's NSMH Shares in accordance with the provisions of Clause 6.7, the following provisions shall apply:-

6.8.1	the PARTY (who is the Offeror) hereby irrevocably authorises any of NSMH Directors (or a person nominated by NSMH Directors) as the agent of the Offeror:-

i)	to execute a transfer of the Offeror's NSMH Shares to the NSMH Member's who shall have agreed to purchase the same; and

ii)	to give a good receipt for the sale price of the NSMH Shares so transferred;

6.8.2	subject to the payment by the transferee to NSMH of (as applicable) the agreed price or the Fixed Value for the NSMH Shares transferred, NSMH shall have the right:-

i)	to register the transferee as the holder of such NSMH Shares;

ii)	to cancel the share certificate under which the same were held by the Offeror; and

iii)	to issue to the transferee, new share certificates therefor whereupon such transferee shall become in defeasibly entitled thereto;

6.8.3	NSMH shall forthwith pay the monies received by NSMH into a separate bank account held in NSMH's name and (subject to any lien then existing in favour of NSMH) shall hold such monies in trust for the Offeror; and

6.8.4	the Offeror shall be entitled to be paid the said monies by NSMH only upon the delivery by the Offeror to NSMH of the certificate under which NSMH Shares sold were formerly held by the Offeror.

6.9         New Offer

A NSMH Member who fails to sell, transfer or otherwise dispose of such NSMH Member's NSMH Shares pursuant to Clauses 6.3 to 6.7 or Clause 6.10.2 must make another Offer to sell the same in accordance with Clauses 6.2 to 6.7 prior to selling such NSMH Shares to any 3rd Party Purchaser.

6.10         Sale to 3rd Party Purchaser

Any sale of Subject Shares to a 3rd Party Purchaser pursuant to Clause 6.9 shall be:-

6.10.1	at a price which is not less than the highest price per Subject Share payable to the Offeror by an Offeree who has served a notice of acceptance pursuant to Clause 6.5;

6.10.2	pursuant to a binding agreement for such sale made no later than 90 (Ninety) days from the date on which the last of the Offers shall be made pursuant to Clause 6.6;

6.10.3	subject to the delivery by the 3rd Party Purchaser to such of the PARTIES as will continue to be NSMH Members of Shareholder's Undertaking and if such 3rd Party Purchaser is a company, satisfactory evidence that it is duly authorised to enter into such agreement; and

6.10.4	subject to the provisions of Clauses 6.3.2(ii) and 6.3.2(iii).

7.         CALL OPTION OVER NSMH SHARES HELD BY PARTIES OTHER THAN NSE

7.1          Grant of Call Option

In consideration of NSE entering or having entered into this Agreement at inter alia the request of FRANKIE and DATO’ NADZMI, each of FRANKIE and DATO’ NADZMI hereby grants to NSE and NSE shall have an option to require (as applicable) FRANKIE and DATO’ NADZMI to sell to NSE, its Affiliate or a party nominated by NSE, at any time, all or any part of the NSMH Shares held by (as applicable) FRANKIE and DATO’ NADZMI from time to time upon the terms and subject to the conditions contained herein.

7.2          Exercise of Call Option

7.2.1	The Call Option shall be exercisable by NSE by written notice (substantially in the form annexed to this Agreement and marked “Annexure 2”) served on (as applicable) FRANKIE or DATO’ NADZMI at any time following the occurrence of any of the following events:-

i)	where a PARTY is an individual, such PARTY dies, becomes of unsound mind or is incapacitated; or

ii)	where such PARTY is a body corporate, a change in the control (whether at management or at shareholdings level) of such body corporate; or

iii)	an Event of Default; or

iv)	a PARTY commits a material criminal act or any other act which creates, in the opinion of NSMH's Board, negative publicity or badwill for NSMH or NSMY; or

v)	NSMY fails to obtain a renewal of the validity period of the DS Licence or its DS Licence is revoked, suspended or cancelled for any reason whatsoever or NSMY’s ability to conduct its business in accordance with NSE’s global marketing practices is materially and adversely affected by a change of applicable laws; or

vi)	NSMH or NSMY fail to agree with NSE or its Affiliate upon any terms of the contractual relationships (including those under Inter-co Agreements) between them; or

vii)	the PARTIES are at a deadlock (as described in Clause 10.4); or

viii)	(as applicable) FRANKIE or DATO’ NADZMI is unable, in all good faith, to agree to the terms of the new Shareholders Agreement referred to in Clause 16.4.

7.2.2	Each NSMH Share sold by (as applicable) FRANKIE or DATO’ NADZMI pursuant to Clause 7 shall be sold by him:-

i)	at the LOWER of the following 2 (Two) prices:-

	a)	a price equivalent to the Certified Value thereof established by the Valuers who shall be requested by the PARTIES concerned (namely NSE and, as applicable, FRANKIE and/or DATO’ NADZMI) to establish and certify (at the cost of such PARTIES) with all due speed following the exercise by NSE of the Call Option, the Certified Value of the NSMH Shares; and

	b)	the Minimum Amount divided by the total number of NSMH Shares held by (as applicable) FRANKIE or DATO NADZMI;

ii)	if applicable, subject to the grant of MTDCA's Approval for the sale of NSMH Shares; and

iii)	free from all Encumbrances and with all dividends and other distributions paid or distributed in respect thereof subsequent to completion of the sale and purchase of such NSMH Shares.

7.2.3	The cost and expense of a valuation of NSMH Shares under Clause 7.2.2 shall be borne by the parties concerned in equal shares.

7.2.4	Failure by NSE to exercise the Call Option following the occurrence of a Deadlock shall not prevent NSE from exercising the Call Option following the occurrence of a subsequent deadlock (as described in Clause 10.4).

7.2.5	All pre-emptive rights held by all other PARTIES pursuant to this Agreement in respect of NSMH Shares comprised in the Call Notice shall be deemed to be waived and such PARTIES shall, upon request by NSE, confirm such waiver in writing to NSMH and/or such party as NSE nominates.

7.2.6	Notwithstanding the provisions of Clause 6, none of the restrictions therein set forth shall be applicable to the sale to NSE pursuant to Clause 7.1 of NSMH Shares held by (as applicable) FRANKIE or DATO’ NADZMI.

7.3         Date for completion

Subject to the grant of MTDCA’s Approval within 90 (Ninety) days from the date of the Call Notice, completion of the purchase by NSE of the NSMH Shares comprised in the Call Notice shall take place (unless the PARTIES thereto otherwise agree in writing) at 12:00 noon on the 14th (Fourteenth) day following whichever is the later of:-

7.3.1	the receipt by both NSE and (as applicable) FRANKIE and/or DATO’ NADZMI of the Valuers’ Certificate of the Certified Value of such NSMH Shares; and

7.3.2	the receipt by NSE of MTDCA's Approval.

7.4         Completion

Upon completion of the sale by (as applicable) FRANKIE and/or DATO’ NADZMI and the purchase by NSE of the NSMH Shares held by (as applicable) FRANKIE or DATO’ NADZMI:-

7.4.1	NSE shall pay to (as applicable) FRANKIE and/or DATO’ NADZMI (by such mode of payment as NSE stipulates), the price for the NSMH Shares; and

7.4.2	(as applicable) FRANKIE and/or DATO' NADZMI shall deliver to NSE:-

i)	the share certificates to and unstamped forms of transfer (duly executed by (as applicable) FRANKIE or DATO' NADZMI as transferor) of the NSMH Shares; and

ii)	if applicable, letters of the resignation as director(s) of NSMH and NSMY signed by (as applicable) FRANKIE and/or DATO’ NADZMI and his representatives/nominees on NSMH’s Board.

8.         BOARD OF DIRECTORS

8.1        Nominations

8.1.1	There shall be no fewer than 6 (Six) and no more than 12 (Twelve) (as applicable) Directors of each of NSMH and NSMY. The initial number of Directors of NSMH and NSMY shall be 7 (Seven). The number of Directors may not be increased without NSE’s prior written approval.

8.1.2	Subject to applicable laws, the Board of each of NSMH and NSMY shall be constituted as nearly as may be possible, by persons appointed in accordance with this Agreement by the PARTIES (or, if applicable, their respective Subsidiaries or Related Cos) in the Shareholding Proportions.

8.1.3	Each NSMH Member shall be entitled to appoint 1 (One) NSMH Director and 1 (One) NSMY Director so long as such NSMH Member holds (whether by itself or, in the case of NSE, through, as applicable, its Affiliate) not less than 15% (Fifteen Percent) of the total issued capital of NSMH from time to time.

8.1.4	So long as the relevant PARTIES hold the total issued capital of NSMH in the Shareholding Proportions stated in Clause 4.3 in accordance with this Agreement:-

i)	2 (Two) NSMH Directors and 2 (Two) NSMY Directors shall be appointed by NSE;

ii)	2 (Two) NSMH Directors and 2 (Two) NSMY Directors shall be appointed by FRANKIE;

iii)	1 (One) NSMH Director and 1 (One) NSMY Director shall be appointed by DATO' NADZMI; and

iv)	such other persons as the PARTIES may agree upon may be appointed as additional NSMH Directors or NSMY Directors by (as applicable) NSMH’s Board or NSMY’s Board.

8.1.5	The non-executive Chairman of NSMY’s Board shall be such NSMY Director as shall be nominated and selected by NSE (for approval by NSMY’s Board) from time to time. If NSMY’s Board so approves, the initial non-executive Chairman of NSMY’s Board to be so nominated and selected by NSE shall be DATO’ NADZMI.

A non-executive Chairman shall cease to hold such office if NSE so requires and his holding of such office shall be conditioned upon his agreement to such cesser.

8.1.6	The MD of NSMY shall be such NSMY Director appointed by NSE as NSE selects.

8.1.7	The Chief Financial Officer/Controller of NSMY shall be such person(s) as appointed by NSE as NSE selects.

8.1.8	NSE and/or its Related Co as the grantor to NSMY of the licence to use the marketing plans and/or distributor force therein described shall be entitled to appoint 1 (One) NSMH Director and 1 (One) NSMY Director. The Directors appointed by NSE pursuant to this Clause 8.1.8 shall be in addition to the NSMH Directors and NSMY Directors appointed pursuant to Clause 8.1.4(i).

8.1.9	Save for the appointment by (as applicable) FRANKIE or DATO’ NADZMI of (as applicable) FRANKIE or DATO’ NADZMI as Directors of NSMH or NSMY, the appointment of persons whom (as applicable) FRANKIE or DATO’ NADZMI selects for appointment as Directors of NSMH or NSMY shall be subject to the prior written approval of NSE.

8.2        Appointments & Removals

8.2.1	A NSMH Member entitled to appoint a NSMH Director and NSMY Director shall be entitled:-

i)	to appoint an alternate director to (as applicable) such NSMH Director or NSMY Director;

ii)	to determine the period (as applicable) such NSMH Director or NSMY Director and his alternate director shall hold office;

iii)	to fill any casual vacancy arising from (as applicable) such NSMH Director or NSMY Director or his alternate director vacating his office; and

iv)	to remove such NSMH Director or NSMY Director or his alternate director from office and to appoint another in his place.

8.2.2	Any such appointment, determination and removal shall be by notice in writing to (as applicable) NSMH or NSMY and such notice shall (subject to the provisions of the Cos Act) take effect when it is delivered to the registered office of (as applicable) NSMH or NSMY.

8.2.3	The NSMH Member appointing and removing a NSMH Director or NSMY Director/alternate director shall indemnify and save harmless (as applicable) NSMH or NSMY from all claims (if any) by the NSMH Director or NSMY Director or their respective alternate directors appointed or removed and resulting from the appointment or removal.

8.2.4	NSE shall be entitled to remove the MD or Chief Operating Officer/Controller of NSMY from such office and to appoint another person in his place and provision for termination of the MD’s or Chief Operating Officer/Controller’s engagement upon such removal shall be a condition of (as applicable) the MD’s or the Chief Operating Officer’s/Controller’s engagement.

8.3         Resignations

8.3.1	If in pursuance of Clauses 8.1 and 8.2, a purchaser of NSMH Shares shall be entitled to nominate a number of NSMH Directors or NSMY Directors, then simultaneously with the completion of the sale of the NSMH Shares concerned, the PARTY who is the seller thereof shall:-

i)	cause such number of the persons as shall have been nominated by such PARTY to hold office as NSMH Directors and NSMY Directors (and as shall be equivalent to the number of NSMH Directors or NSMY Directors which the aforesaid purchaser is entitled to appoint):-

	a)	to resign from such office; and

	b)	to disclaim unconditionally and in writing, all rights (if any) to such monies as may be payable by NSMH or NSMY to such person(s) by way of compensation for loss of office; and

ii)	remove the aforesaid persons from office as NSMH Directors and NSMY Directors if they do not resign from such office as aforesaid or give the aforesaid disclaimer.

8.3.2	The PARTIES (other than the PARTY who is the seller of the NSMH Shares) shall agree to the nomination by the acquirer (of the NSMH Shares hereinbefore referred to) of a NSMH Director and NSMY Director in the place of each NSMH Director and NSMY Director who resigns or is removed pursuant to the foregoing provisions of this Clause 8.3.

8.4         No rotation or removal by NSMH and NSMY

8.4.1	The NSMH Directors and NSMY Directors shall not be required to retire by rotation nor shall they be removed by (as applicable) NSMH or NSMY.

8.4.2	Any removal of any NSMH Director or NSMY Director may be effected only by the NSMH Member who appointed the NSMH Director or NSMY Director concerned.

8.5         No shareholding qualification

There shall not be any shareholding qualification for the holding of the office of a NSMH Director or NSMY Director.

9.         DIRECTORS’ MEETINGS

9.1         Meetings of NSMH’s Board or NSMY’s Board

9.1.1	Meetings of NSMH’s Board and of NSMY’s Board shall be convened and held at regular intervals and at least 2 (Two) times in each of (as applicable) NSMH’s or NSMY’s Financial Year.

9.1.2	In addition to such meetings of NSMH’s Board or NSMY’s Board as may be convened by order of (as applicable) NSMH’s Board or NSMY’s Board, NSMH’s or NSMY’s company secretary (as the case may be) shall, upon being directed so to do by any 2 (Two) (as applicable) NSMH Directors or NSMY Directors, give notice of a meeting of (as applicable) NSMH’s Board or NSMY’s Board and any 2 (Two) (as applicable) NSMH Directors or NSMY Directors may themselves give such notice.

9.1.3	Non-executive NSMH Directors and non-executive NSMY Directors (or their respective alternates) shall be paid only such fees, expenses or other remuneration as the Board may approve as a Key Issue (Board) or, in the case of the non-executive Chairman, as determined pursuant to Clause 12.2.

9.1.4	The remuneration payable and benefits accorded to NSMY’s MD and Chief Financial Officer/Controller from time to time shall be approved by NSMY’s Board as a Key Issue and they shall also be reimbursed all such costs and expenses (including traveling, accommodation and other out-of-pocket expenses) as they may properly incur in the discharge of their respective functions/responsibilities.

9.2          Notice of Board meetings

9.2.1	A meeting of (as applicable) NSMH’s Board and NSMY’s Board shall be called by notice in writing served on all of (as applicable) NSMH Directors or NSMY Directors. Unless the majority of (as applicable) NSMH Directors or NSMY Directors including those nominated by NSE otherwise agrees in writing, not less than 7 (Seven) days notice (exclusive of the date of the notice and the date of the meeting concerned) shall be given of a meeting of NSMH’s Board or of NSMY’s Board.

9.2.2	Each notice of a meeting of NSMH's Board or NSMY's Board shall be:-

i)	accompanied by an agenda specifying in reasonable detail, all the business to be transacted thereat and all relevant papers for consideration or discussion; and

ii)	sent (as applicable) to all of the NSMH Directors or the NSMY Directors by hand, courier or telefax (with copy by hand, courier or certified mail being airmail in the case of NSMH Directors or NSMY Directors who are not resident in Malaysia.

9.3         Quorum

9.3.1	The quorum for all meetings of (as applicable) NSMH’s Board and NSMY’s Board (other than an adjourned meeting) shall be 2 (Two) (as applicable) NSMH Directors or NSMY Directors (or their duly appointed alternate directors) including a Director (or his alternate) nominated by NSE.

9.3.2	If such a quorum is not present at any meeting of (as applicable) NSMH’s Board or NSMY’s Board within half-an-hour of the time appointed for the meeting, then (unless the majority of the Directors including a Director nominated by NSE otherwise agrees in writing) such meeting shall stand adjourned to the same day in the following week, at the same time and place as the initial meeting. A notice of the adjourned meeting shall be sent by hand, courier or telefax (with copy by hand, courier or certified mail being airmail in the case of NSMH Directors or NSMY Directors who are not resident in Malaysia).

9.3.3	If, at the adjourned meeting, a quorum is not present within half an hour from the time appointed for the adjourned meeting, any 2 (Two) (as applicable) NSMH Directors or NSMY Directors (or their alternates) present shall constitute a quorum.

9.3.4	For the purposes of Clauses 9.3.1, 9.3.2 and 9.3.3, a NSMH Director or NSMY Director who is in continuous communication and can hear and be heard by means of a conference telephonic or video connection with (as applicable) the NSMH Directors or the NSMY Directors present at a meeting of (as applicable) NSMH’s Board or NSMY’s Board shall be deemed to be present at such meeting.

9.3.5	Unless otherwise agreed to by the majority of (as applicable) NSMH Directors or NSMY Directors (including a Director nominated by NSE) at any meeting at which the quorum specified in Clause 9.3.1 is present, no resolution relating to any business may be proposed or passed at any meeting of (as applicable) NSMH’s Board or NSMY’s Board unless the nature of the business for such meeting is specified in the agenda sent together with the notice convening the meeting.

9.3.6	At any adjourned meeting of NSMH’s Board or NSMY’s Board, only matters specified in the notice of the initial meeting of (as applicable) NSMH’s Board or NSMY’s Board may be decided.

9.4         Chairman of Board meetings

The Chairman of (as applicable) NSMH’s Board or NSMY’s Board shall be the chairman of all meetings of (as applicable) NSMH Directors or NSMY Directors. In the absence of the Chairman within 15 (Fifteen) minutes after the time appointed for the holding of the meeting or if he is unwilling to act, any (as applicable) NSMH Director or NSMY Director present may be appointed to act as chairman of the meeting by the others of (as applicable) the NSMH Directors or NSMY Directors present at the meeting.

9.5         Key Issues (Board)

A resolution of NSMH’s Board and NSMY’s Board on any of the following matters shall be valid only if passed by an affirmative vote of a simple majority of (as applicable) NSMH Directors or NSMY Directors present and voting including an affirmative vote of at least 1 (One) (as applicable) NSMH Director or NSMY Director nominated by NSE:-

9.5.1	the approval of the Annual Business Plan (if any) and any variation to or departure from such Annual Business Plan;

9.5.2	recommendation on declaration/payment of dividends or redemption of shares;

9.5.3	save for the implementation of the Annual Business Plan (if any):-

i)	any borrowing or incurrence of indebtedness or forgiving of indebtedness by NSMH or NSMY or the lending of (as applicable) NSMH's or NSMY's funds; or

ii)	any creation of any Encumbrance over the assets of (as applicable) NSMH or NSMY; or

iii)	the giving of guarantee of any payments or performance of any debt or obligation of third parties and/or any NSMH Member;

9.5.4	any factoring or assignment of any of NSMH's or NSMY's book debts;

9.5.5	save as approved by (as applicable) NSMH’s Board or NSMY’s Board upon its approval of the Annual Business Plan (if any), acquisition of any business, any merger, joint venture or similar corporate transaction;

9.5.6	save as approved by (as applicable) NSMH’s Board or NSMY’s Board upon its approval of the Annual Business Plan (if any) and subject to Clause 9.5.5, any capital expenditure or investment or the sale or disposal of any part of the business, undertaking, property or assets of (as applicable) NSMH or NSMY involving a sum exceeding RM100,000.00 (Ringgit One Hundred Thousand);

9.5.7	other than in implementation of an Annual Business Plan (if any), the entry by (as applicable) NSMH or NSMY into any lease (either as lessor or lessee) of any property, plant or equipment involving the payment of annual rentals in excess of RM10,000.00 (Ringgit Ten Thousand);

9.5.8	save for the entry by NSMY into the Inter-co Agreements, the award or entry by (as applicable) NSMH or NSMY (in any Financial Year) of and into any contract for the sourcing or supply of goods, materials and/or equipment and/or the provision of services;

9.5.9	save for the entry by NSMY into the Inter-co Agreements, the entry by (as applicable) NSMH or NSMY into any licensing or other agreement involving the acquisition or disposal or the grant or receipt of rights to use and/or acquire technical know-how (whether patented or unpatented) or any other manufacturing technology, patents, trademarks or other industrial property;

9.5.10	other than in the ordinary course of business (the routine collection of debts being an example) or in the implementation of the Annual Business Plan, if any or except where advice is given to (as applicable) NSMH or NSMY that the defence of an action must be undertaken by (as applicable) NSMH or NSMY on an urgent basis or that application for injunctive relief or other interim order for preservation must be made by (as applicable) NSMH or NSMY, the commencement of any litigation or arbitration proceedings or the settlement, abandonment or compromise of any litigation, arbitration or governmental proceedings of any claim by or against (as applicable) NSMH or NSMY;

9.5.11	the appointment, dismissal and/or variation of the terms of employment of any of (as applicable) NSMH’s or NSMY’s executives or senior employees whose annual gross remuneration (calculated by reference to his salary, fixed monthly allowances or other payments and the amount of the contribution paid by (as applicable) NSMH or NSMY as his employer to the Employees Provident Fund) exceeds RM100,000.00 (Ringgit One Hundred Thousand);

9.5.12	the adoption, variation or modification of any employees' compensation structure, benefit or retirement plans;

9.5.13	the fees, remuneration, emoluments and other benefits to be paid or accorded to NSMY’s Managing Director and Chief Financial Officer/Controller, all others of (as applicable) NSMH Directors or NSMY Directors and (as applicable) NSMH’s or NSMY’s other key management personnel;

9.5.14	the extent and any variation of the powers delegated by NSMY's Board to NSMY's MD;

9.5.15	the entry into any agreement or arrangement not in the ordinary course of business and/or which cannot be terminated without penalty within 12 (Twelve) months from its commencement date;

9.5.16	make any sponsorship or political or charitable gift or donation;

9.5.17	the conduct by NSMH of any business other than the holding of NSMY Shares or the conduct by NSMY of any business other than the DS Business;

9.5.18	the termination of any agreements or arrangements entered into with NSE and/or Related Co, including the Inter-co Agreements;

9.5.19	approval of persons nominated by the relevant PARTIES in accordance with the provisions of this Agreement to hold office as (as applicable) NSMH Directors or NSMY Directors and/or alternate directors;

9.5.20	all decisions concerning and all relationships with distributors of the Products all matters involving the compensation plan and all contracts, arrangements and relationship with distributors of the Products;

9.5.21	the sale of Products other than through NSE's or its Related Co's distributor force;

9.5.22	NSMH's or NSMY's entry into and termination of any material contracts;

9.5.23	resolution of any tax or regulatory issues;

9.5.24	the establishment of any branch or representative office of (as applicable) NSMH or NSMY; and

9.5.25	any of the following matters in relation to NSMY as a wholly owned subsidiary of NSMH:-

i)	any reduction or other alteration in the authorised share capital of NSMY, the creation or issue of any NSMY Shares or other securities in NSMY, the making of calls on NSMY Shares, the grant of any option or right to subscribe for any shares in NSMY, the forfeiture or redemption of NSMY Shares or other securities in NSMY or any resolution altering the classification of NSMY Shares or other securities in NSMY or any rights pertaining thereto;

ii)	unless NSMY is insolvent or pursuant to Clause 15.2.3, the passing of any resolution for the winding-up of NSMY;

iii)	NSMY’s enter into any partnership or joint venture with any other person or NSMY’s making or entry into any proposal for the reconstruction, reorganisation, amalgamation, merger or consolidation of NSMY with any other company or corporation;

iv)	a change in the corporate name of NSMY;
v)	save pursuant to Clause 13.2.2, the appointment or the removal of NSMY's Auditors;

vi)	the payment of any dividend or the making of any other distribution by NSMY or the capitalisation of NSMY's profits;

vii)	save pursuant to Clause 14, the disposal of the whole or a material part of the undertaking, property or assets of NSMY;

viii)	notwithstanding the powers contained in the objects clause of NSMY’s Memorandum of Association, the undertaking or participation by NSMY of and in activities other than the DS Business including NSMY’s entry into any transaction which is not in the ordinary course of NSMY’s DS Business;

ix)	the amendment of NSMY's M & A;

xi)	the listing of NSMY; and

xii)	the establishment of a Subsidiary of NSMY, the issue of shares in such Subsidiary, any transaction resulting in the loss of control of or dilution of NSMY’s interest in such Subsidiary and the dissolution of such Subsidiary.

9.6          Voting

9.6.1	Save in respect of a Key Issue (Board) or a Key Issue (Members) (and subject to any other provision of this Agreement which, expressly or by implication, requires the approval or agreement of one or more or all of (as applicable) NSMH Members or NSMY Members in respect of any particular matter) a resolution of (as applicable) NSMH’s Board or NSMY’s Board at a meeting of (as applicable) NSMH Directors or NSMY Directors is valid if passed by an affirmative vote of a simple majority of (as applicable) NSMH Directors or NSMY Directors present and voting.

9.6.2	The Chairman of (as applicable) NSMH’s Board or NSMY’s Board shall NOT have a second or casting vote in the case of an equality of votes in a meeting of (as applicable) NSMH’s Board or NSMY’s Board.

9.6.3	(As applicable) a NSMH Director or NSMY Director who is in continuous communication and can hear and be heard by means of a conference telephone or video connection with (as applicable) the NSMH Directors or NSMY Directors present at a meeting of (as applicable) NSMH’s Board or NSMY’s Board may vote at such meeting and his vote shall be counted.

9.6.4	Unless prohibited by applicable laws, a NSMH Director or a NSMY Director nominated by NSE shall not be precluded from voting on any matter, contract, arrangements and/or transactions with, relating to or in connection with NSE and/or its Affiliates merely by virtue of his being an employee, officer, servant or shareholder of NSE and/or its Subsidiaries and/or its Related Co.

9.7        Directors' resolutions in writing

9.7.1	A resolution in writing signed by the majority of (as applicable) NSMH Directors or NSMY Directors (including a Director nominated by NSE) shall be as valid and effectual as if it had been passed at a meeting of (as applicable) NSMH’s Board or NSMY’s Board duly convened and held.

9.7.2	Any such resolution in writing may be contained in one document or separate copies thereof (prepared and circulated by telefax with copy sent by hand, courier or certified mail being airmail in the case of a NSMH Director or NSMY Director who is not resident in Malaysia) which is signed by one or more of (as applicable) NSMH Directors or NSMY Directors.

An approval by letter or other written means of a proposed resolution in writing (which has been prepared and circulated as aforesaid) signed by a (as applicable) NSMH Director or NSMY Director and sent by him by telefax (with copy sent by hand, courier or certified mail being airmail in the case of a NSMH Director or NSMY Director who is not resident in Malaysia) shall be deemed to be a document signed by him for the purposes of the foregoing provisions.

9.7.3	Where 2 (Two) or more documents or copies of a document are prepared and circulated for the purpose of obtaining signatures, each of such documents or copies shall be certified in advance by (as applicable) NSMH’s company secretary or NSMY’s company secretary as a true copy of the proposed resolution in writing.

9.8         Exemption of Directors from personal liability

Save for losses, damages and expenses incurred as a result of an act of bad faith or wilfull misconduct, a NSMH Director or NSMY Director or other officer of (as applicable) NSMH or NSMY shall not be liable for any losses, damages and expenses incurred by (as applicable) NSMH or NSMY as a result of (as applicable) such Director’s or other officer’s own wrongful act, omission or negligence or as a result of the execution or implementation by (as applicable) such Director or other officer of the directions and policies of (as applicable) NSMH’s Board or NSMY’s Board.

10.         GENERAL MEETINGS

10.1         Quorum

10.1.1	The quorum necessary for the transaction of business at a General Meeting of NSMH shall be 2 (Two) NSMH Members (including NSE) present (as applicable) in person or by their corporate representatives or proxies.

10.1.2	If within half-an-hour from the time appointed for the holding of a General Meeting, a quorum as aforesaid is not present, the meeting shall stand adjourned to the same day in the next week at the same time and place. A notice of the adjourned meeting shall be given to all NSMH Members.

10.1.3	If at the adjourned meeting a quorum as aforesaid is not present within half-an-hour from the time appointed for holding the meeting, any 2 (Two) NSMH Members present shall be a quorum.

10.2         Voting

10.2.1	Except for Key Issues (Members), matters arising at a General Meeting of NSMH shall be decided, whether on a show of hands or upon a poll, by a vote of a simple majority of NSMH Members present and voting.

10.2.2	The Chairman shall NOT have a second or casting vote in the case of an equality of votes in a General Meeting of NSMY.

10.2.3	The corporate representative or proxy for all general meetings of NSMY shall be nominated by NSE for appointment by NSMH.

10.3         Shareholders’ resolution in writing

10.3.1	A resolution in writing of NSMH Members shall be valid and effectual as if it had been passed at a General Meeting of NSMH Members duly convened and held if the same is signed by a majority of NSMH Members including NSE.

10.3.2	A resolution in writing of NSMY’s Members shall be valid and effectual as if it had been passed at a General Meeting of NSMY’s Members duly convened and held if the same is signed by the duly authorised corporate representative of NSMH.

10.3.3	Any such resolution in writing may be contained in one document or separate copies thereof (prepared and circulated by telefax with copy sent by courier or registered post) which is signed by one or more of (as applicable) NSMH Members or NSMY Members. An approval by letter or other written means of a proposed resolution in writing (which has been prepared and circulated as aforesaid) signed by (as applicable) a NSMH’s or NSMY’s Member and sent by him by telefax (with copy sent by courier or registered post) shall be deemed to be a document signed by him for the purposes of the foregoing provisions.

10.3.4	Where 2 (Two) or more documents or copies of a document are prepared and circulated for the purpose of obtaining signatures, each of such documents in copies shall be certified in advance by the company secretary of (as applicable) NSMH or NSMY as a true copy of the proposed resolution in writing.

10.4         Deadlock

10.4.1	A deadlock shall be deemed to occur if the PARTIES or (as applicable) NSMH Directors or NSMY Directors are unable to agree upon Key Issue (Members) or Key Issues (Board), as the case may be, and a resolution on the same is not passed after the decision on the relevant Key Issue shall have been referred to NSMH Members at 2 (Two) General Meetings held at intervals of not less than 30 (Thirty) days.

10.4.2	A deadlock may be referred by either PARTY to arbitration pursuant to Clause 24.

11.          KEY ISSUES (MEMBERS)

        Without prejudice to any other matters referred to in this Agreement which expressly or by implication require the written approval of all of NSMH Members, any of the following matters may be undertaken by NSMH only with the prior approval of NSE as a member of NSMH, such approval to be given where required by applicable laws, at a General Meeting of NSMH or by a shareholders resolution in writing:-

11.1	any reduction or other alteration in the authorised share capital of NSMH, the creation or issue of any NSMH Shares or other securities in NSMH, the making of calls on NSMH Shares, the grant of any option or right to subscribe for any shares in NSMH, the forfeiture or redemption of NSMH Shares or other securities in NSMH or any resolution altering the classification of NSMH Shares or other securities in NSMH or any rights pertaining thereto;

11.2	unless NSMH is insolvent or pursuant to Clause 15.2.3, the passing of any resolution for the winding-up of (as applicable) NSMH or its Subsidiary (including NSMY);

11.3	enter into any partnership or joint venture with any other person or make or enter into any proposal for the reconstruction, reorganisation, amalgamation, merger or consolidation of NSMH with any other company or corporation;

11.4	a change in the name of NSMH;

11.5	save pursuant to Clause 13.2.2, the appointment or the removal of NSMH's Auditors;

11.6	the payment of any dividend or the making of any other distribution by NSMH or the capitalisation of NSMH's profits;

11.7	the disposal of the whole or a material part of the undertaking, property or assets of NSMH;

11.8	notwithstanding the powers contained in the objects clause of NSMH’s Memorandum of Association, any engagement by NSMH in activities other than as an investment holding company including the entry into any transaction not in the ordinary course of NSMH’s business;

11.9	the amendment of NSMH's M & A;

11.10	the conversion of NSMH from a private to a public company;

11.11	the listing of NSMH;

11.12	the establishment of a Subsidiary of NSMH, the issue of shares in such Subsidiary, any transaction resulting in the loss of control of or dilution of NSMH’s interest in such Subsidiary and the dissolution of such Subsidiary; and

11.13	any of the Key Issues (Board) which any 2 (Two) of (as applicable) the NSMH Directors or the NSMY Directors refer to NSMH Members for decision as a Key Issue (Members).

12.         MANAGEMENT OF NSMY & NSMY’s CHAIRMAN

12.1         Management of NSMY

12.1.1	NSMY’s MD shall be such NSMY Director nominated and selected by NSE and as may be acceptable to NSMY’s Board.

12.1.2	NSMY’s Board shall delegate to NSMY’s MD, such powers, authorities and discretion as may be necessary or expedient for NSMY’s MD to discharge his duties for the overall supervision, control and day-to-day management of NSMY and his responsibility for the day to day coordination of the activities of NSMY and its observance and performance of the terms and conditions of any contract to which it is a party.

12.1.3	Without derogating from the generality of the foregoing provisions, NSMY's MD shall be empowered:-

i)	to implement the Annual Business Plan as approved by NSMY's Board;

ii)	to establish business systems for the efficient management of NSMY;

iii)	subject to such approval of NSMY's Board as may be required pursuant to Clause 9.5.11, to engage and dismiss NSMY's officers, workmen, servants and other personnel upon such terms as to work functions and terms and conditions of employment as NSMY's MD deem appropriate and also to modify such terms and conditions all in accordance with NSMY's approved Annual Business Plan (if any) and NSMY's employment policy; and

iv)	subject to such approval of NSMY's Board as may be required pursuant to CLause 9.5 to enter into any contracts in the ordinary course of NSMY's DS Business and the doing by NSMY in the ordinary course of NSMY's DS Business of all such acts and things as NSMY's MD may consider necessary or conducive to the interest of NSMY.

12.2         Chairman of NSMY

12.2.1	So long as DATO’ NADZMI holds not less than 20% (Twenty Percent) of NSMH’s total issued share capital, the PARTIES shall cause NSMY to appoint DATO’ NADZMI as the non-executive Chairman of NSMY upon such terms and conditions as the NSMY Board (including a NSMY Director nominated by NSE) determines from time to time the aforesaid terms to include:-

i)	the payment by NSMY to DATO' NADZMI of a monthly fee of RM10,000.00 (Ringgit Ten Thousand) or such other amount as may be approved from time to time by NSMY's Board (including a NSMY Directors nominated by NSE);

ii)	a monthly car allowance of RM5,000.00 (Ringgit Five Thousand) or such other amount as may be approved from time to time by NSMY's Board (including a NSMY Directors nominated by NSE);

iii)	the provision of an office for DATO' NADZMI at the corporate office of NSMY; and

iv)	the execution by DATO' NADZMI of a confidentiality and non competition/non solicitation agreement with NSMY upon terms and conditions acceptable to NSMY and NSE.

13.         BUSINESS POLICY, FINANCIAL YEAR & POLICY, ANNUAL BUSINESS PLAN, INTER-CO
              AGREEMENTS & OTHER MATTERS

13.1         Business Policy

The PARTIES shall cause NSMH and NSMY to carry out its business in accordance with the following business policy:-

13.1.1	NSMY shall carry on and conduct the DS Business in accordance with the Annual Business Plan approved by NSMY’s Board from time to time and in a proper and efficient manner;

13.1.2	NSMH and NSMY shall comply with all laws and regulations applicable to the DS Business for the time being;

13.1.3	NSMY shall use all reasonable means to expand the DS Business and to further the reputation and interest of NSMY; and

13.1.4	NSMY shall maintain with reputable insurers adequate insurance against all risks usually insured by companies carrying on business similar to NSMY’s DS Business and for the full replacement value of all assets whether movable or immovable.

13.2         Financial Year, Auditors & Accounts

13.2.1	The annual financial period for which the accounts of NSMH and NSMY shall be made up and audited shall terminate in each calendar year on 31st December or such other date as the PARTIES may agree upon to comply with any applicable law.

13.2.2	NSMH’s and NSMY’s Auditors shall be PRICEWATERHOUSE COOPERS or such major international accounting firm as may be selected and appointed by (as applicable) the NSMH Members for NSMH or, NSMH from time to time.

13.2.3	The respective accounts of NSMH and NSMY shall be kept in English and at the registered office of (as applicable) NSMH or NSMY. All transactions of NSMH and NSMY shall be adequately and fully recorded and reflected in (as applicable) NSMH’s and NSMY’s accounts so that (as applicable) NSMH’s and NSMY’s accounts give a true and fair view of the financial affairs of (as applicable) NSMH and NSMY. The PARTIES (and their authorised representatives) shall have the right to inspect NSMH’s and NSMY’s accounts during (as applicable) NSMH’s and NSMY’s normal business hours and to make copies of such accounts.

13.2.4	The accounts of NSMH and NSMY shall be prepared on a historical cost basis and in accordance with generally accepted accounting principles in Malaysia consistently applied.

13.2.5	For the purposes of Clause 13.2.3, the PARTIES shall cause NSMH and NSMY to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that:-

i)	transactions are executed in accordance with (as applicable) NSMH's Board or MSMY's Board's and the managing officers' general or specific authorization;

ii)	transactions are recorded as necessary:-

a)	to permit preparation of financial statement in conformity with generally accepted accounting principles or any other criteria applicable to such statements; and

b)	to maintain accountability for assets;

iii)	access to assets is permitted only in accordance with (as applicable) NSMH's Board or NSMY's Board's and managing officers' general or specific authorisation; and

iv)	recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

13.3         Financing policy

13.3.1	If the working capital required by (as applicable) NSMH or NSMY exceeds the total issued and paid-up capital of (as applicable) NSMH or NSMY, the additional working capital shall be funded in the following manner and order of priority:-

i)	unsecured borrowings from banks and financial institutions;

ii)	borrowings from banks and financial institutions secured by assets of (as applicable) NSMH or NSMY;

iii)	subject to Clause 13.4 below and if (as applicable) NSMH's or NSMY's Board oso approves, borrowings from banks and financial institutions secured by guarantees of (as applicable) NSMH Members or NSMH;

iv)	if (as applicable) NSMH's or NSMY's Board so approves, unsecured advances by the PARTIES in the Shareholding Proportions; and

v)	if (as applicable) NSMH's or NSMY's Board so approved, the issue and allotment of (as applicable) NSMH or NSMY Shares for cash at par to (as applicable) NSMH Members or NSMH.

13.3.2	All such advances as the PARTIES may agree to grant to (as applicable) NSMH or NSMY shall bear interest (both before and after judgement) at a rate equivalent to 2% (Two Percent) above the Base Lending Rate of MALAYAN BANKING BERHAD calculated from the date of disbursement of the relevant advance and until the date of actual repayment by (as applicable) NSMH or NSMY of such advance.

13.4         NSMH Members’ Guarantees

13.3.1	If any guarantees from the NSMH Members shall be required for the repayment by NSMH of the borrowings referred to in Clauses 13.3.1(i) to 13.3.1(iii), such guarantees of NSMH Members shall be given (subject to all applicable laws) by NSMH Members in proportion to the Shareholding Proportions or, if proportionate guarantees shall not be acceptable to the provider of the aforesaid loans credit, guarantee and other facilities, by the NSMH Members jointly.

13.3.2	If a NSMH Member shall not be permitted by applicable laws to give the aforesaid guarantees then if the other NSMH Members so agree (but without being obliged so to do) such NSMH Members shall provide (in the proportions in which the NSMH Shares held by them bear to each other) guarantees for the amount which would otherwise have been guaranteed by the NSMH Member first referred to.

13.3.3	Prior to providing a guarantee for an amount which should (but for applicable laws) have been guaranteed by another NSMH Member or to payment as a joint guarantor of such amount of NSMH’s indebtedness as exceeds the proportion which its NSMH Shares bears to NSMH’s total issued capital, a NSMH Member shall be entitled to require:-

i)	within 90 (Ninety) days from the completion of the sale and purchase of such NSMH Shares or at such later date agreed as may be upon in writing between the seller and purchaser of such NSMH Shares obtain the release of such seller from any guarantees and/or indemnities which such seller may have given pursuant to this Agreement; and

ii)	indemnify and keep such seller indemnified against any liability pursuant to any such guarantee or indemnity until such seller shall be released from all guarantees and/or indemnities which such seller may have given pursuant to this Agreement.

13.5         Release of Guarantees and Indemnities

13.5.1	If a NSMH Member disposes of all of its NSMH Shares to another NSMH Member then subject to Clause 13.5.2, the purchaser of such NSMH Shares shall:-

i)	within 90 (Ninety days from the completion of the sale and purchase of such NSMH Shares or at such later date agreed as may be upon in writing between the seller and the purchaser of such NSMH Shares obtain the release of such seller may have given pursuant to this Agreement; and
ii)	indemnify and keep such seller indemnified against any liability pursuant to any such guarantee or indemnity until such seller shall be released from all guarantees and/or indemnities which such seller may have given pursuant to this Agreement.

13.5.2	The aforesaid release and indemnity shall be conditional upon the discharge by the aforesaid seller of NSMH Shares of all of its liabilities (other than under the guarantees and indemnities mentioned in Clause 13.5.1) to NSMH, all third parties and other NSMH Members accrued or incurred prior to the sale of its NSMH Shares.

13.6         Privity

The provisions of Clauses 13.3, 13.4 and 13.5 are strictly agreements (in capable of assignment in any manner whatsoever) between the PARTIES and enforceable only by them and none of such provisions may or shall be construed as conferring upon any third party including any creditor of either NSMH or NSMY any right to enforce such provisions against any of the PARTIES or otherwise to avail itself of any benefit therefrom.

13.7         NSMH’s & NSMY’s company secretary, registered office & solicitors

13.7.1	The secretarial firm and NSMH’s and NSMY’s company secretary appointed by (as applicable) NSMH or NSMY to keep and maintain (as applicable) NSMH’s or NSMY’s secretarial records shall be such firm and person as shall be nominated by NSE for approval by (as applicable) NSMH’s Board or NSMY’s Board.

13.7.2	The registered office of NSMH and NSMY shall be at the office of (as applicable) NSMH’s or NSMY’s secretary and all secretarial records of (as applicable) NSMH or NSMY shall be kept with (as applicable) NSMH’s or NSMY’s secretary.

13.7.3	The solicitors of (as applicable) NSMH or NSMY shall be such law firm as may be nominated by NSE for approval by (as applicable) NSMH’s Board or NSMY’s Board.

13.8          Annual Business Plan & Periodical Reports of NSMY

The PARTIES shall (by the Directors appointed by them) cause (as applicable) NSMH or NSMY:-

13.8.1	to prepare and furnish the following documents at the following times to the NSMY Directors [for approval in the case of the Annual Business Plan referred to in Clause 9.5.1]:-

i)	at least 60 (Sixty) days prior to the end of each of NSMY’s Financial Year, a draft of the Annual Business Plan to be adopted by NSMY for NSMY's financial year next following; and

ii)	within 45 (Forty Five) days of the end of each quarter, a balance sheet, profit and loss statement and cash flow statement for the preceding quarter; and

13.8.2	to require (as applicable) NSMH’s or NSMY’s Auditors to prepare and furnish within 5 (Five) months from the end of each of (as applicable) NSMH’s or NSMY’s Financial Years or such earlier time as NSE requires so as to enable it to comply with applicable laws of the United States of America, the audited financial statements of (as applicable) NSMH or NSMY for the preceding financial year.

13.9        Dividends & Distribution of Profits

If in respect of any (as applicable) NSMH’s or NSMY’s Financial Year, (as applicable) NSMH or NSMY shall have profits available for distribution to (as applicable) NSMH Members or NSMH, the PARTIES shall procure that such profits be applied in the following manner and order of priority:-

13.9.1	as recommended by (as applicable) NSMH’s or NSMY Board, the provision of working capital to finance the continuing operations and internal growth of the business of (as applicable) NSMH or NSMY;

13.9.2	transfers to reserves consistent with normal commercial requirements of businesses similar to those carried on by (as applicable) NSMH or NSMY; and

13.9.3	(subject to the availability of sufficient funds in cash and of tax credits under Section 108 of the Income Tax Act 1967 and any deductions required by applicable laws) the payment of such dividends (if any) as may be recommended by (as applicable) NSMH’s Board or NSMY’s Board.

13.10        Signing Authority in respect of bank account(s) operated by NSMH and NSMY

The bank account(s) of NSMH and NSMY shall be operated and maintained as follows and the PARTIES shall cause (as applicable) the NSMH Directors or NSMY Directors appointed by them to pass the relevant board resolutions approving the same:-

13.10.1	NSMY shall open and maintain a bank account to be designated as a trust account whereby all monies payable from time to time by NSMY to NSI’s distributors on behalf of NSI pursuant to the License Agreement referred to in Clause 13.11.2(i) shall be credited immediately into this trust account as soon as the amounts payable from time to time to NSI’s distributors are determined
AND
all signatories to operate this designated bank account shall be nominated and selected by NSE.

13.10.2	subject to Clause 13.10.1, the signing authority in respect of bank account(s) operated and maintained by NSMH or NSMY from time to time shall be as follows:-

i)	for a transaction involving an amount NOT EXCEEDING RM10,000.00 (Ringgit Ten Thousand), any of the authorised cheque signatory; and

ii)	for a transaction involving an amount EXCEEDING RM10,000.00 (Ringgit Ten Thousand), any 2 (Two) authorised signatories (including a signatory nominated or selected by NSE) who shall sign JOINTLY.

13.11         Inter-co Agreements

13.11.1	To enable NSMY to undertake and continue to conduct the Said Business, to use the network of NSI Independent Distributors, sales compensation plan and trademarks belonging to NSE’s Affiliate. NSI, to have access to NSI Confidential Information, the exclusive right to distribute the Products in the Territory and assistance in the form of management and consulting services for the development of the Said Business, the PARTIES shall cause NSMY to enter into inter alia licensing and technical/management services agreements, arrangements and/or transactions with NSE and/or its Affiliates from time to time upon such terms as NSMY’s Board may approve.

13.11.2	The agreements, arrangements and/or transactions referred to in Clause 13.11.1 will include the following:-

i)	a License Agreement with NSI for the grant by NSI to NSMY of a licence to use NSI's network of NSI Independent Distributors, sales compensation plan and NSI Confidential Information upon the terms and conditions substantially set forth in the draft attached hereto marked "Annexure 3A", and includes such amendments or modifications thereto as may be agreed between NSMY and NSI;

ii)	a Trademark Licensing Agreement with NSI for the grant by NSI to NSMY of a licence to use NSI's trademarks/tradenames upon the terms and conditions substantially set forth in the draft attached hereto marked "Annexure 3C", and includes such amendments or modifications thereto as may be agreed between NSMY and NSI;

iii)	a Distribution Agreement with NSE's Affiliate, Nu Skin Enterprises Hong Kong, Inc. ("NSEHK") for exclusive rights to distribute the Products in the Territory upon the terms and conditions substantially set forth in the draft attached hereto marked "Annexure 3B", and includes such amendments or modifications thereto as may be agreed between NSMY and NSEHK;

iv)	a Management Services Agreement with Nu Skin International Management Group, Inc. ("NSIMG") for the provision by NSIMG of management and consulting services to NSMY upon the terms and conditions substantially set forth in the draft attached hereto marked "Annexure 3D", and includes such amendments or modifications thereto as may be agreed between NSMY and NSIMG.

13.11.3	Each of FRANKIE and DATO' NADZMI hereby:-

i)	acknowledges and confirms that:-

a)	he(and if applicable, their respective advisors) has had ample opportunity to review all of the Inter-co Agreements referred to in Clause 13.11.2 and to speak and ask questions of such persons and representatives of NSE and/or NSI as they consider necessary to make an informed decision on the acceptance by NSMY of all of the terms and conditions contained in the Inter-co Agreements; and

b)	the Inter-co Agreements are fair and reasonable to NSMY; and

ii)	undertakes to exercise its voting powers and rights in NSMY to cause NSMY's Board and, if applicable, the NSMY Members to approve the entry by NSMY into the Inter-co Agreements and the execution by NSMY of the same within 7 (Seven) days from the date of fulfilment of all of the conditions precedent in Clause 2.1.

14.         SALE BY NSMY OF DS BUSINESS OR BY NSMH OF ITS NSMY SHARES

14.1	If NSE decides that NSMY’s DS Business or all of NSMH’s NSMY Shares should be sold and so notifies the other PARTIES, each of FRANKIE and DATO’ NADZMI shall, following the delivery to them of a fairness opinion from a reputable investment/merchant banker or other adviser that the amount of the consideration offered by the proposed acquirer is fair to all of the NSMH Members:-

14.1.1	exercise his/its voting powers and rights in NSMH to cause NSMH to approve (as applicable) the sale and transfer by the PARTIES of their respective NSMH Shares or the sale by NSMY of NSMY’s DS Business; and

14.1.2	do all other acts and things as may be required of him/it to effect (if applicable) the sale and transfer of his/its NSMH Shares.

14.2	Subsequent to the completion of (as applicable) NSMY’s sale of its DS Business or the sale and transfer by all of NSMH Members of all of their respective NSMH Shares, the PARTIES shall do all acts and things to wind up NSMH and NSMY voluntarily and to distribute all of NSMH’s assets in the Shareholding Proportions.

15.         TERMINATION

15.1         Events of Default

Each of the following events shall be an Event of Default:-

15.1.1	if a PARTY commits or allows to be committed a breach of any of such PARTY's obligations hereunder and, in the case of a breach capable of remedy, fails to remedy such breach within 30 (Thirty) days after written notice has been given to such PARTY by any other PARTY requiring such remedy; or

15.1.2	where a PARTY is a body corporate, if a petition shall be presented or an order made or a resolution passed for the winding up (except as part of a bona fide scheme of reconstruction or amalgamation) of a PARTY or a PARTY shall compound with its creditors or have a receiver appointed of the whole or any part of its assets or shall cease or threaten to cease (other than in the course of reconstruction or amalgamation) to carry on the whole or any substantial part of its business; or

15.1.3	where a PARTY is an individual, such PARTY dies, becomes of unsound mind, incapacitated, commit an act of bankruptcy or is adjudicated a bankrupt or

15.1.4	if adjudication and receiving orders are made against a PARTY; or

15.1.5	if there is a change in control (whether at (board/management or shareholders level) of a NSMH Member being a body corporate and the prior written consent of the other PARTIES to such change shall not have been obtained/granted; or

15.1.6	if an Affiliate, a Subsidiary or a Related Co of a PARTY fails to re-transfer the NSMH Shares held by it to the PARTY who transferred the NSMH Shares to it within 30 (Thirty) days of its ceasing to be an Affiliate, a Subsidiary or Related Co of that PARTY; or

15.1.7	if any of the Inter-co Agreements described in Clause 13.11 is terminated or if NSMY breaches any provision of any of the Inter-co Agreements or commits any act or omission which entitles (as applicable) NSMY or NSI to terminate any of the Inter-co Agreements.

15.2        Call option/deemed offer of sale/winding-up

Upon the occurrence of an Event of Default, the Non-Defaulter(s) shall be entitled (but shall not be obliged) by notice in writing issued by the Non-Defaulter or if there are several of them, by all of the Non-Defaulters, and served on the Defaulter within 180 (One Hundred and Eighty) days from the date on which the Non-Defaulter became aware of the occurrence of the Event of Default:-

15.2.1	to require the Defaulter to purchase all of the NSMH Shares held by the Non-Defaulter(s) in which event, the Defaulter shall purchase the aforesaid NSMH Shares at the price and upon the terms provided in Clauses 15.3 to 15.7; or

15.2.2	to require the Defaulter to sell to the Non-Defaulter(s) (subject to the grant of MTDCA’s Approval) and if there are several Non-Defaulters, in the proportions in which the NSMH Shares held by them bear to each other) all of the NSMH Shares held by the Defaulter whereupon the Defaulter shall immediately make an offer (failing which it shall be deemed to have made an offer upon its receipt of the notice served as aforesaid) to sell to the Non-Defaulter(s) the NSMH Shares held by the Defaulter, at the price and otherwise upon the terms provided in Clauses 15.3 to 15.7; or

15.2.3	to require NSMH and/or NSMY be wound up in which event, the PARTIES shall forthwith do all acts and things to procure the winding up of (as applicable) NSMH and/or NSMY in accordance with all applicable laws and (as applicable) NSMH’s or NSMY’s articles of association; and/or

15.2.4	to terminate this Agreement but without prejudice to the Defaulter's obligations arising upon the service of the aforesaid notice and any rights or liabilities of any PARTY hereunder whether pre-existing or arising from the termination of this Agreement.

15.3         Sale price

The NSMH Shares referred to in Clauses 15.2.1 and 15.2.2 shall be sold and purchased at the price established in terms stated in Clause 7.2.2(i).

The costs incurred in establishing the Certified Value of the NSMH Shares referred to in Clauses 15.2.1 and 15.2.2 shall be borne by the Defaulter.

The aforesaid costs may be deducted from the proceeds of sale of the NSMH Shares sold by the Defaulter and applied in discharge of the aforesaid costs.

15.4         Time for acceptance

The offer to sell the NSMH Shares referred to in Clause 15.2.2 shall remain open for acceptance for a period of 14 (Fourteen) days from the date on which the Certified Value is certified. Failing acceptance as aforesaid, the offer shall be deemed to be declined.

15.5          Further offers

Any NSMH Share remaining unaccepted as aforesaid shall be deemed to be offered by the selling PARTY for sale at the price established in terms stated in Clause 7.2.2(i) to such PARTIES as shall have accepted as aforesaid the NSMH Shares offered to them and in the proportions in which the NSMH Shares held by them bear to each other. Such PARTIES shall be at liberty to accept the NSMH Shares offered pursuant to this Clause 15.5 within 7 (Seven) days from the date of expiry of the period of 14 (Fourteen) days referred to in Clause 15.4.

If any NSMH Shares remain indisposed of pursuant to the foregoing provisions, then such further offers as may be necessary shall be deemed to be made in like manner until all of the NSMH Shares concerned shall have been sold.

15.6         Acceptances to be subject to the grant of MDTCA’s Approval

Any acceptance given pursuant to the foregoing provisions shall be deemed to be made subject to, if applicable, the grant of MDTCA’s Approval.

A PARTY who has accepted an offer made pursuant to Clause 15.2.2 or 15.5 shall be entitled to nominate a 3rd party Purchaser to purchase the NSMH Shares concerned in the place of such PARTY if the selling PARTY fails to obtain MDTCA’s Approval for the sale of the NSMH Shares for reason the proposed purchaser is not acceptable to MDTCA.

15.7         Completion of sale and purchase

The sale and purchase of the NSMH Shares referred to in Clauses 15.2.1 and 15.2.2 (the offer wherefore shall have been accepted in the case described in Clause 15.2.2) shall be completed (in respect of Clause 15.2.2, subject to the grant of MDTCA’s Approval or, if applicable, the nomination of a 3rd Party Purchaser) at NSMH's registered office within a period of 21 (Twenty One) days from the date on which the Certified Value is certified or the grant of the MTDCA’s Approval whichever shall be the later.

For the purposes of the completion of such sale and purchase:-

15.7.1	the PARTY who is the seller of the NSMH Shares aforesaid, shall deliver to the purchasing PARTY or, if applicable, the 3rd Party Purchaser nominated, the share certificates to the NSMH Shares sold together with the unstamped forms of transfer thereof executed by such PARTY in favour of the purchasing PARTY or, if applicable, the 3rd Party Purchaser; and

15.7.2	the purchasing PARTY or, if applicable, the 3rd Party Purchaser shall (against the delivery of the aforesaid share certificates and forms of transfer) pay to the selling PARTY the price established in terms stated in Clause 7.2.2(i) for such NSMH Shares after deduction (if applicable) of the costs incurred in establishing the Certified Value thereof and any indebtedness owed by the selling PARTY to the purchasing PARTY or, if applicable, the 3rd Party Purchaser.

16.         MUTUAL CO-OPERATION

16.1         Compliance and duties of good faith

Each PARTY shall:-
16.1.1	do all acts and things within its power (including exercising its voting rights in NSMH and NSMY for the time being) to procure the implementation of the provisions of this Agreement;
16.1.2	use its best endeavours at all times to promote, for the common benefit of NSMH Members, the success of the DS Business;
16.1.3	be just and faithful to the other PARTY in all transactions relating to the DS Business; and
16.1.4	exercise the utmost good faith and maintain the highest integrity in its dealings with NSMH and NSMY and the other PARTY.

16.2         Execution of a new Shareholders Agreement

16.2.1	Each of FRANKIE and DATO' NADZMI acknowledges and confirms his awareness that:-

i)	following completion of the SPA(OBI), the Other Bumiputera Investor will be a NSMH Member;

ii)	the Other Bumiputera Investor may require amendments to the provisions of this Agreement to accommodate its needs;

iii)	a new Shareholders Agreement may need to be executed by the PARTIES and the Other Bumiputera Investor.

16.2.2	Each FRANKIE and DATO' NADZMI accordingly:-

i)	agrees and undertakes to use his best endeavours to agree, in all good faith, on all the terms of the new Shareholders Agreement with NSE and the Other Bumiputera Investor;

ii)	agrees that the Other Bumiputera Investor shall be entitled to nominate 1 (One) NSMH Director and 1 (One) NSMY Director so long it holds the 20% Block;

iii)	agrees to all such provisions in the new Shareholders Agreement as are the same or similar whether in form or substance to the provisions in this Agreement; and

iv)	undertakes to consider and execute the new Shareholders Agreement with all possible speed.

17.         CONFIDENTIALITY

17.1         Confidentiality

17.1.1	Each PARTY (who is other than NSE) shall during and after the expiry or termination of this Agreement, maintain in confidence, all NSI Confidential Information and NSMY Confidential Information and shall not disclose any NSI Confidential Information or NSMY Confidential Information for any purpose whatsoever.

17.1.2	In maintaining the confidentiality of NSI Confidential Information and NSMY Confidential Information, each PARTY shall exercise the same deuce of care that he/it exercises with his/its own confidential information and in no event less than a reasonable degree of care.

17.1.3	Each PARTY shall use his/its best efforts to ensure that except with NSI’s prior written consent, no person other than such officers and employees of NSMY as have a need therefor, shall have access to NSI Confidential Information.

17.2         Exceptions

The obligation of confidentiality contained in Clause 17.1 shall not apply to the extent:-

17.2.1	that a PARTY is required to disclose information by order or regulation of a governmental agency or a court of competent jurisdiction but such PARTY shall, to the extent possible, not make any such disclosure without first notifying and allowing (as applicable) NSI in the case of the NSI Confidential Information or NSMY in the case of the NSMY Confidential Information, a reasonable opportunity to seek injunctive relief from (or a protective order with respect to) the obligation to make such disclosure; or

17.2.2	that the PARTY disclosing information can demonstrate:-

i)	that the information disclosed was, at the time of such disclosure already in or subsequently becomes part of, the public domain other than as a result of actions of such PARTY in violation of its obligation of confidentiality in Clause 17.1 or, where such PARTY is a company, corporation or other body corporate, its Affiliates, or the employees, consultants, agents or subcontractors of such PARTY or, where such PARTY is a company, corporation or other body corporate of any of its Affiliates; or

ii)	the information disclosed was received by such PARTY on an unrestricted basis from a source unrelated to NSI, in the case of the NSI Confidential Information or. NSMY, in the case of the NSMY Confidential Information and such PARTY has no knowledge or reason to know that he/it is under a duty of confidentiality with respect of such information.

17.3         Unauthorized Disclosure

17.3.1	Each PARTY acknowledges and confirms that the NSI Confidential Information and NSMY Confidential Information constitute valuable Draft proprietary information and trade secrets of NSI and NSMY respectively and that the unauthorized use, loss or outside disclosure of such information will cause irreparable injury to NSI, NSMY and NSMH, in the case of the NSI Confidential Information and to NSMY and NSMH, in the case of the NSMY Confidential Information.

17.3.2	Each PARTY shall notify NSI, in the case of the NSI Confidential Information or NSMY, in the case of the NSMY Confidential Information, immediately upon discovery of any unauthorized use or disclosure of (as applicable) NSI Confidential Information or NSMY Confidential Information, and will cooperate with (as applicable) NSI or NSMY in every reasonable way to help regain possession of such information and to prevent its further unauthorized use.

17.3.3	Each PARTY acknowledges that monetary damages will not be a sufficient remedy for any unauthorized disclosure of the NSI Confidential Information or NSMY Confidential information and that NSI, in the case of the NSI Confidential Information and NSMY, in the case of the NSMY Confidential Information, shall be entitled, without waiving other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction, and shall be entitled to recover reasonable attorney's fees for any action arising out of or relating to a disclosure of such Confidential Information.

18.         PUBLICITY

        No PARTY (other than NSE) shall issue any press release or publish any public document or make any public statement or announcement of any kind in relation to, in connection with, arising out of or in respect of the subject matter of this Agreement or the transactions or matters contemplated by it unless the purpose, form and text thereof shall be specifically agreed in writing by NSE.

19.         NON-COMPETITION

19.1         Restriction against competition

The provisions of Clauses 9.1.1 to 19.1.7 shall apply, subject to the provisions of Clause 19.3, to all PARTIES other than NSE.

19.1.1	So long as a PARTY is a NSMH Member, such PARTY shall not and shall ensure, where it is a company, corporation or other body corporate, that (as applicable) its Affiliate will not establish, develop, carry on or assist in carrying on or be engaged, concerned, interested or employed in or provide technical, commercial or professional advice to any business, enterprise or venture or hold, directly or indirectly, any beneficial interest in a company carrying on in Malaysia, any business which is the same as or similar to NSMY’s DS Business and in competition with NSMH, NSMY or any Affiliate of NSMH or NSMY.

19.1.2	So long as a PARTY is a NSMH Member, such PARTY shall not and shall ensure, where it is a company, corporation or other body corporate, that (as applicable) its Affiliate will not establish, develop, carry on or assist in carrying on or be engaged, concerned, interested or employed in or provide technical, commercial or professional advice to any business, enterprise or venture or hold, directly or indirectly, any beneficial interest in a company carrying on in a country other than Malaysia where NSE or NSI and/or its Affiliate carries on business, any business which is the same as or similar to NSMY’s DS Business in competition with NSMH, NSMY or any Affiliate of NSMH or NSMY.

19.1.3	A PARTY who ceases to be a NSMH Member shall not and shall ensure, where it is a company, corporation or other body corporate, that (as applicable) its Affiliate will not, for a period of 3 (Three) years from the date on which such PARTY ceases to be a NSMH Member, establish, develop, carry on or assist in carrying on or be engaged, concerned, interested or employed in or provide technical, commercial or professional advice to any business, enterprise or venture or hold, directly or indirectly, any beneficial interest in a company carrying on in Malaysia, any business which is the same as or similar to NSMY’s DS Business and in competition with NSMH, NSMY or any Affiliate of NSMH or NSMY.

19.1.4	A PARTY who ceases to be a NSMH Member shall not and shall ensure, where it is a company, corporation or other body corporate, that (as applicable) its Affiliate will not, for a period of 3 (Three) years from the date on which such PARTY ceases to be a NSMH Member, establish, develop, carry on or assist in carrying on or be engaged, concerned, interested or employed in or provide technical, commercial or professional advice to any business, enterprise or venture or hold, directly or indirectly, any beneficial interest in a company carrying on in a country other than Malaysia where NSE or NSI and/or its Affiliate carries on business, any business which is the same as or similar to NSMY’s DS Business.

19.1.5	So long as a PARTY is a NSMH Member and for a period of 2 (Two) years thereafter, a PARTY shall not and shall ensure, where it is a company, corporation or other body corporate, that (as applicable) its Affiliate will not, for the purpose of offering to such client or customer or obtaining from such supplier, goods or services similar to or materially competing with those of NSMY’s DS Business or the Products, solicit, canvass or entice away or endeavour to solicit, canvass or entice away from NSMY’s DS Business, the custom of any person, firm or company who (as applicable) is or was at any time during the period of 12 (Twelve) months immediately preceding the date on which such PARTY ceases to be a NSMH Member:-

i)	following its negotiations with NSMY for the supply of goods or services, a potential supplier of goods or services to NSMY in relation to NSMY’s DS Business; or

ii)	a customer of or supplier to NSMY's DS Business; or

iii)	in the habit of otherwise dealing with NSMY in relation to NSMY's DS Business.

19.1.6	A PARTY shall not at any time after such PARTY ceases to be a NSMH Member, carry on business or trade under a name which is identical with or similar to any names used by NSMY’s DS Business or which suggests any connection with NSMY’s DS Business or NSE or NSI.

19.1.7	So long as a PARTY is a NSMH Member and for a period of 3 (Three) years thereafter, such PARTY shall not and shall ensure that (as applicable) its Affiliate will not solicit or entice away from NSMH or NSMY or its Subsidiaries, any person who is an officer, manager or employee of NSMH or NSMY or of any of its Subsidiaries.

19.2         Construction of restrictions

19.2.1	The obligations contained in Clause 19.1 shall be construed as separate obligations and if one or more of such obligation is/are held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining obligations shall continue to bind the NSMH Member concerned.

19.2.2	If any obligation contained in Clause 19.1 would be void as drawn but would be valid if the period or territory of application were reduced or if some part of the obligation were deleted, the obligation in question shall apply with such modification as may be necessary to make it valid and effective.

19.3         Limits on restriction

The provisions of Clause 19.1.1 shall not apply to:-

19.3.1	the sale, marketing or distribution of products which are not personal care, nutritional products or other products marketed by NSMY from time to time;

19.3.2	the holding by a PARTY or its holding company of not more than 2% (Two Percent) of the ordinary shares of a company carrying on any business which is the same as or similar to the DS Business if such company is listed on the Kuala Lumpur Stock Exchange or other recognised stock exchange and the ordinary shares of such company are quoted on (as applicable) the Kuala Lumpur Stock Exchange or other recognised stock exchange;

19.3.3	the sale, marketing and distribution of the Products as a distributor of NSMY or as an officer or employee of NSMY or of NSE or its Affiliate; or

19.3.4	the holding of any office or employment in NSE or its Affiliate.

19.4          Acknowledgments of reasonableness of duration & scope of non-competition obligation

Each PARTY acknowledges and agrees:-

19.4.1	that the availability to NSMY pursuant to the Interco Agreements of, among others, NSI Confidential Information including NSI’s know-how in establishing and managing a direct sales business and a licence use NSI’s network of NSI Independent Distributors, NSI’s sales compensation plan is essential and critical to the very existence, success and growth of NSMH and NSMY; and

19.4.2	that NSE and its Affiliate conduct their respective businesses synergistically on a worldwide basis and as an integrated business;

19.4.3	that the Products are promoted and sold by NSE and its Affiliates on a worldwide basis through NSI's Independent Distributors; and

19.4.4	that each of the NSI Independent Distributors is entitled to market and sell, whether by himself/herself/itself or by others of the NSI Independent Distributors in his/her/its downline organisation, the Products in any country in which NSE or any of its Affiliate carries on business;

19.4.5	that accordingly the respective periods and areas encompassed in Clause 19.1 are reasonable so as to enable NSMY and NSMH to protect and also derive commercial returns from:-

i)	the licences, rights and other privileges granted to NSMY pursuant to the Interco Agreements which are essential and critical to NSMY's and NSMH's respective businesses; and

ii)	the NSI Confidential Information which is made available to NSMY for use pursuant to the Interco Agreements and which NSMY as a user is required to safeguard;

19.4.6	that in undertaking such the activities described in Clauses 19.1.1 to 19.1.7 as are not specifically permitted by Clause 19.3, a PARTY (other than NSE) will necessarily use the NSI Confidential Information and the other intellectual property of NSE and its Affiliates which NSMY is permitted to use as licensee pursuant to the Interco Agreements; and

19.4.7	that damages alone would not constitute an adequate remedy for a breach by a PARTY of his obligation under Clause 19.1.

20.         REPRESENTATIONS & WARRANTIES

20.1         PARTIES’ Warranties

Each of the PARTIES hereby represents and warrants to the other PARTIES that:-

20.1.1	such PARTY has full power and authority to enter into and execute this Agreement and all instruments to be executed by such PARTY pursuant to this Agreement and to carry the terms hereof and thereof and deliver and perform all of its obligations under this Agreement and any other agreements contemplated hereunder;

20.1.2	this Agreement constitutes the legal, valid and binding obligations of the PARTY in accordance with their respective terms; and

20.1.3	such PARTY is not in default under any agreement to which it is a party or by which it is bound and no litigation, arbitration or administrative proceedings are presently current or pending or threatened which default, litigation, arbitration or administrative proceedings, as the case may be, might materially affect the ability of such PARTY to enter into and/or perform its obligations under this Agreement.

20.2         NSE’s Warranties

NSE hereby represents and warrants to the other PARTIES that:-

20.2.1	it is a company duly organized and incorporated and validly existing and in good standing under the laws of the jurisdiction of its place of incorporation and has full power and authority to enter into and execute this Agreement and all instruments to be executed by it pursuant to this Agreement and to carry the terms hereof and thereof and deliver and perform all of its obligations under this Agreement and any other agreements contemplated hereunder; and

20.2.2	the execution, delivery and performance of this Agreement are within its corporate power, have been duly authorised by all necessary corporate action, does not contravene its memorandum and articles of association and does not violate any law or regulation or any judgment, order or decrees of any governmental authority, or any contract or undertaking binding on or affecting it.

20.3         FRANKIE’s/DATO’ NADZMI’s Warranties

Each of FRANKIE and DATO' NADZMI hereby represent and warrant to the other PARTIES that:-

20.3.1	he is not a bankrupt and has not committed any act of bankruptcy; and

20.3.2	he has not committed any criminal offence.

21.         DURATION

21.1         Effective Date

The Effective Clauses shall take effect upon the execution of this Agreement and the other provisions of this Agreement shall take effect upon the fulfillment of all of the conditions precedent contained in Clause 2.1 and this Agreement shall continue thereafter in full force and effect until:-

21.1.1	NSMH and NSMY shall be dissolved or otherwise cease to exist as a separate entity; or

21.1.2	this Agreement is terminated by mutual consent of the PARTIES; or

21.1.3	this Agreement is terminated pursuant to the terms hereof.

21.2         Termination

Upon the occurrence of any of the aforesaid events, this Agreement shall be deemed to be terminated forthwith.

22.         FORCE MAJEURE/VIS MAJOR

22.1         Suspension of obligations

If a PARTY is rendered unable wholly or in part by force majeure or vis major to carry out its obligations under this Agreement, such PARTY shall give to the other PARTY prompt written notice of the force majeure or vis major with reasonably full particulars concerning the same whereupon the obligations of the PARTY giving the notice, so far as it is affected by the force majeure or vis major shall be suspended during, but not longer than the continuance of the force majeure or vis major.

The PARTY giving the notice shall use all possible diligence to remove the effects of such force majeure or vis major with all due speed.

22.2         Alternative performance

The PARTIES shall use their best endeavours to agree by immediate consultation on an alternative method of performance of any obligations or duties affected by the force majeure or vis major for so long as the same continues.

23.         SEVERABILITY

Any term, condition, stipulation, provision, covenant or undertaking in this instrument which is illegal, void, prohibited or unenforceable shall be ineffective to the extent of such illegality, voidness, prohibitions or unenforceability without invalidating the remaining provisions hereof, and any such illegality, voidness, prohibition or unenforceability shall not invalidate or render illegal, void or unenforceable any other term, condition, stipulation, provision, covenant or undertaking herein contained.

24.         MODIFICATIONS TO AGREEMENT & WAIVERS

24.1         Modifications in writing

Any modification of or alteration to any part of this Agreement, shall be conferred upon and determined in writing by mutual consultation between the PARTIES.

24.2          Delay or acquiescence

No failure or delay on the part of any PARTY in exercising any power or right under this Agreement shall operate as a waiver of such power or right nor shall the knowledge or acquiescence by any PARTY hereto of or in a breach of any terms or conditions of this Agreement constitute a waiver of such terms or conditions.

24.3         Subsequent breaches not affected

No waiver by any PARTY of a breach of any term or condition of this Agreement shall constitute a waiver of any subsequent breach of the same or any other term or condition of this Agreement.

24.4          Waivers to be in writing

No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by or on behalf of the PARTIES.

25.         GOVERNING LAW & JURISDICTION

        This Agreement shall be governed by and be construed in accordance with the laws of Malaysia and subject to Clause 24, the PARTIES shall submit unconditionally to the non- exclusive jurisdiction of the courts in Malaysia.

26.         ARBITRATION

26.1         Reference to Arbitration

Any dispute or difference which may arise between the PARTIES at any time hereafter whether during the continuance in force of this Agreement or upon or after its termination, touching any matter or thing herein contained or the operation or construction of this Agreement or any matter or thing in any way connected with, arising from or in relation to this Agreement or the rights, duties, liabilities of the PARTIES hereunder shall be finally settled by arbitration in accordance with the United Nations Commission on International Trade Law Arbitration Rules 1976.

26.2          Arbitral Proceedings

A reference to arbitration shall be to 3 (Three) arbitrators. The arbitration shall be held in Provo, Utah, United States of America and the language to be used in the arbitral proceedings shall be English.

26.3         Interim remedies

Pending the establishment of the arbitral tribunal, the PARTIES may apply to the courts in Malaysia (which shall have non-exclusive jurisdiction) for the grant of interim injunctions and orders for the protection and preservation of property subject of or relating to this Agreement.

27.          NO AGENCY

        None of the provisions herein shall be deemed to constitute an agency between the PARTIES and none of the PARTIES shall have any authority to bind or shall be deemed to be the agent of the other PARTIES for any purpose whatsoever.

28.         LANGUAGE OF AGREEMENT

        The rights and obligations of the PARTIES shall be construed in accordance with the English version of this Agreement which shall be the authoritative version of this Agreement notwithstanding any translation of the same into any other language.

29.         COUNTERPARTS

        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the PARTIES may execute this Agreement by signing any such counterparts.

30.         NOTICES

30.1         Written notices

Any notice with reference to this Agreement shall be in writing signed by the PARTY by whom it is served or by its solicitors and shall be deemed to be sufficiently served or given for all purposes herein on the PARTY to whom it is served if it is left by hand at or sent by commercial courier, registered post being airmail in the case of a notice for international delivery or facsimile (with copy by hand or commercial courier or ordinary or registered post being airmail in the case of a notice for international delivery) to (as applicable) the address of the PARTY to whom it is sent as set out below or the registered office for the time being of such PARTY or such other address as one PARTY may from time to time notify to the other PARTY in writing.

30.1.1	to NSE NU SKIN ENTERPRISES, INC. 75 West Center Street, Provo, Utah 84601 United States of America Telefax: 00 1 801 345 3899 Attn: General Counsel

30.1.2	to FRANKIE KIOW KIM YOON, FRANKIE 5-C, Heng Fa Villa 100, Shing Tai Road Hong Kong Telefax: 00 852 2898 8271

30.1.3	to DATO' NADZMI DATO' MOHD NADZMI BIN MOHD SALLEH No. 36-1, Jalan PJU8/5B Perdana Business Centre Bandar Damansara Perdana 47820 Petaling Jaya Selangor Darul Ehsan Telefax:

30.2         Time of service

A notice sent:-

30.2.1	by facsimile (and confirmed by the delivery of a copy thereof by hand or commercial courier or ordinary or registered post) shall be deemed to have been served and received upon completion of the effective transmission of such notice and a written record of the transmission is printed from the sender’s facsimile machine;

30.2.2	by ordinary or registered post for delivery in the country in which it is posted shall be deemed to have been served and received on the 3rd (Third) day occurring after the date on which it is posted;

30.2.3	by ordinary or registered airmail for international delivery shall be deemed to have been served and received on the 10th (Tenth) day occurring after the date on which it is posted; and

30.2.4	by hand or commercial courier shall be deemed to have been served at the time of delivery of the notice.

31.        COSTS

31.1         Agreement

Each Party shall bear its own solicitors' costs of and incidental to this Agreement. The stamp duty chargeable on this Agreement shall be borne by the PARTIES in equal proportions.

31.2         Sale of NSMH Shares

The stamp duty payable on any transfer of NSMH Shares shall be borne by the transferee thereof. The stamp duty and other disbursements, if any, chargeable on the transfers of NSMH Shares sold and purchased pursuant to an Offer shall be borne by the purchaser thereof.

32.         NON-ASSIGNABILITY

        No PARTY may assign its rights hereunder or any interest herein or transfer its obligations hereunder to any person, firm or company without the prior written consent of the other PARTIES.

33.         SUCCESSORS-IN-TITLE

        This Agreement is binding upon the successors-in-title and permitted assigns of a PARTY who is a body corporate and the heirs, personal representative and permitted assigns of a PARTY who is an individual/natural person.

        IN WITNESS WHEREOF the PARTIES have hereunto execute this Agreement the day and year first above written.

SIGNED by	)
for and on behalf of	)
NU SKIN ENTERPRISES, INC.	)
NSE aforesaid in the presence of:-)

SIGNED by KIOW KIM YOON, FRANKIE	)
FRANKIE aforesaid in the presence of:-)

SIGNED by DATO' MOHD NADZMI	)
BIN MOHD SALLEH	)
DATO' NADZMI aforesaid in the presence of:-)

This is the execution page of the Shareholders Agreement dated the 28th day of September 2001 between NU SKIN ENTERPRISES, INC., KIOW KIM YOON and DATO' MOHD NADZMI BIN MOHD SALLEH